AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EMERITUS CORPORATION, BOSTON PROJECT ACQUISITION CORP.,

SUMMERVILLE SENIOR LIVING, INC.,

AP SUMMERVILLE, LLC

AP SUMMERVILLE II, LLC,

DANIEL R. BATY,

SARATOGA PARTNERS IV, L.P.

AND

AP SUMMERVILLE II, LLC,

as Stockholder Representative

March 29, 2007

TABLE OF CONTENTS

Article I		THE MERGER	2
	1.1	The Merger	2
	1.2	The Closing	2
	1.3	Actions at the Closing.	2
	1.4	Merger Consideration	3
	1.5	Effects of the Merger	3
	1.6	Effects on Capital Stock.	4
	1.7	Exchange of Certificates	6
	1.8	Dissenting Shares	7
	1.9	No Further Rights	8
	1.1	Closing of Transfer Books	8
Article II		REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8
	2.1	Organization and Qualification	8
	2.2	Authority; Binding Effect	8
	2.3	Capitalization	9
	2.4	Company Licenses	11
	2.5	Governmental Entities	11
	2.6	Subsidiaries	11
	2.7	Tax Matters	12
	2.8	No Defaults	15
	2.9	Contracts	15
	2.1	Facility Leases	17
	2.11	Company Assets	18
	2.12	Owned Real Property	19
	2.13	Hazardous Substances	19
	2.14	Survey Reports, Etc	20
	2.15	Capital Expenditures	20
	2.16	Absence of Notices	20
	2.17	Resident Records	20
	2.18	Advance Payments and Residents Funds	20
	2.19	Medicare or Medicaid Participation	20
	2.2	Third Party Payor Reimbursement	20
	2.21	Licensed Beds and Units	21
	2.22	Intellectual Property	21
	2.23	Company Financial Statements/ No Undisclosed Liabilities	21
	2.24	No Litigation	22
	2.25	Absence of Certain Changes or Events	22
	2.26	Employees; Employee and Labor Relations	23
	2.27	Employee Benefit Plans	24
	2.28	Inventory and Supplies	26
	2.29	Related Party Transactions	26
	2.30	Insurance	27
	2.31	Brokers’ Fees	27
	2.32	Books and Records	27

i

	2.33	Legal Compliance	27
	2.34	Internal Controls	27
	2.35	Disclaimer	28
Article III		REPRESENTATIONS AND WARRANTIES OF PARENT AND
		THE TRANSITORY SUBSIDIARY	28
	3.1	Organization and Qualification	28
	3.2	Authority; Binding Effect	28
	3.3	Capitalization	29
	3.4	Governmental Entities	30
	3.5	No Defaults	30
	3.6	Medicare or Medicaid Participation	31
	3.7	Third Party Payor Reimbursement	31
	3.8	SEC Filings; Parent Financial Statements	31
	3.9	No Parent Material Adverse Effect	32
	3.1	Parent Licenses	32
	3.11	Real Property	32
	3.12	Absence of Notices	32
	3.13	Employee and Labor Relations	33
	3.14	Employee Benefit Plans	33
	3.15	Inventory and Supplies	33
	3.16	Brokers’ Fees	33
	3.17	Taxes	33
	3.18	Disclaimer	34
Article IV		COVENANTS	34
	4.1	Closing Efforts	34
	4.2	Governmental and Third-Party Notices and Consents and Licenses	35
	4.3	Operation of Business of Company	36
	4.4	Operation of Business of Parent	38
	4.5	Expenses	39
	4.6	Indemnification and Insurance	40
	4.7	WARN Act	40
	4.8	Parent Major Shareholders	40
	4.9	Notification	41
	4.1	Proxy Statement	41
	4.11	Meeting of Parent Shareholders	42
	4.12	Access to Information	43
	4.13	Closing Date Apollo Debt	43
	4.14	Employee Participation Amount	43
	4.15	Section 16.	43
	4.16	Tax-Free Reorganization	44
	4.17	Officers and Directors of Parent	44
	4.18	Company Warrants and Company Options	44
	4.19	Further Assurances	45
	4.20	Exclusivity	45

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Article V		CONDITIONS TO CONSUMMATION OF MERGER	45
	5.1	Conditions to Each Party’s Obligations	45
	5.2	Conditions to Obligations of Parent and the Transitory Subsidiary	45
	5.3	Conditions to Obligations of the Company	48
Article VI		INDEMNIFICATION; INVESTMENT	50
	6.1	Indemnification by the Apollo Stockholders	50
	6.2	Indemnification by Parent	50
	6.3	Indemnification Claims	51
	6.4	Survival of Representations, Warranties and Covenants	54
	6.5	Limitations	54
	6.6	Treatment of Indemnification Payments	56
	6.7	Investment	56
Article VII		TERMINATION	57
	7.1	Termination	57
	7.2	Effect of Termination	58
	7.3	Remedies	58
	7.4	Termination Fees	58
Article VIII		DEFINITIONS	59
Article IX		MISCELLANEOUS	72
	9.1	Press Releases and Announcements	72
	9.2	No Third Party Beneficiaries	72
	9.3	Entire Agreement	72
	9.4	Succession and Assignment	72
	9.5	Counterparts and Facsimile Signature	72
	9.6	Headings	73
	9.7	Notices	73
	9.8	Governing Law	74
	9.9	Amendments and Waivers	74
	9.1	Severability	75
	9.11	Submission to Jurisdiction	75
	9.12	Construction	75

Exhibit A - Shareholders’ Agreement
Exhibit B  - Cap Ex Budget
Exhibit C  - Registration Rights Agreement
Exhibit D - Employment Agreement

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AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (this “Agreement”) entered into as of March 29, 2007 by and among EMERITUS CORPORATION, a Washington corporation (“Parent”), BOSTON PROJECT ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Transitory Subsidiary”), SUMMERVILLE SENIOR LIVING, INC., a Delaware corporation (the “Company”), and solely for purposes of Article VI, AP SUMMERVILLE, LLC, a Delaware limited liability company, and AP SUMMERVILLE II, LLC, a Delaware limited liability company (collectively, the “Apollo Stockholders”), and for the limited purpose set forth on the signature page hereto, APOLLO REAL ESTATE INVESTMENT FUND III, L.P., a Delaware limited partnership, and APOLLO REAL ESTATE INVESTMENT FUND IV, L.P., a Delaware limited partnership, and AP SUMMERVILLE II, LLC as Stockholder Representative, and solely for purposes of Section 4.8, DANIEL R. BATY, an individual, and SARATOGA PARTNERS IV, L.P., a Delaware limited partnership (collectively, the “Parent Major Shareholders”).

W I T N E S S E T H

WHEREAS, the respective Boards of Directors of Parent, Transitory Subsidiary and the Company deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Transitory Subsidiary and the Company have approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent has authorized, and determined to recommend to the shareholders of Parent, the issuance of shares of Parent Common Stock pursuant to the Merger;

WHEREAS, the Board of Directors of the Company has recommended to the stockholders of the Company the adoption of this Agreement, and the stockholders of the Company have adopted this Agreement;

WHEREAS, Parent, as the sole stockholder of Transitory Subsidiary, has adopted this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the acquisition of the Company by Parent pursuant to this Agreement shall qualify as a reorganization under the provisions of Section 368(a) of the Code; and

WHEREAS, concurrently herewith, each Apollo Stockholder, Parent, and each Parent Major Shareholder have entered into the Shareholders’ Agreement in the form attached hereto as Exhibit A, which shall be effective as of the Effective Time.

NOW THEREFORE, in consideration of the representations, warranties, covenants, promises and the mutual agreements contained herein, the Parties agree as follows:

  ARTICLE I

THE MERGER

1.1  The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 251 of the DGCL.

1.2  The Closing. The Closing shall take place at the offices of Riddell Williams P.S., 1001 Fourth Avenue, Suite 4500, Seattle, WA 98154, commencing at 9:00 a.m. local time on the Closing Date. The “Closing Date” shall be two (2) business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually acceptable to the Parties.

1.3  Actions at the Closing.

(a)  At the Closing:

(i)  The Company shall deliver to Parent and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

(ii)  Parent and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

(iii)  The Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

(iv)  Parent shall issue and/or deliver to the Exchange Agent, the Merger Consideration and cash sufficient to make the payments required by Section 1.6(d) and 1.6(e);

(v)  Parent shall issue and/or deliver to each employee of the Company entitled thereto (the “Participating Employees”) such employee’s share of the Employee Participation Amount in either shares of Parent Common Stock or cash as provided in Section 1.6(e);

(vi)  Each outstanding Company Warrant and Company Option, and any Company Stock Plan, shall be terminated at or prior to the Effective Time;

(vii)  Parent shall pay to Apollo the Apollo Debt Repayment and the Company shall cause Apollo to surrender to Parent the original promissory notes in respect of the Apollo Debt Repayment marked “canceled” and deliver to Parent an investment representation substantially similar to the representation set forth in Section 6.7; and

(viii)  On the Closing Date, Parent shall file a registration statement on Form S-8, or any successor form, to register any portion of the Employee Participation Amount issued in shares pursuant to Section 1.3(a)(v).

(b)  The Parent and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable in accordance with this Agreement to the Participating Employees such amounts as the Parent or the Exchange Agent reasonably believes is required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock or the Participating Employees in respect of which such deduction and withholding was made by the Parent or the Exchange Agent. Each Participating Employee whose portion of the Employee Participation Amount is paid in shares of Parent Common Stock shall have the number of shares to be received reduced by the number of shares required to satisfy Parent or Exchange Agent’s withholding obligation under the Code or any provision of state, local or foreign Tax law calculated based on the average of the daily market prices of the Parent Common Stock for the ten (10) consecutive trading days ending three (3) trading days prior to the Closing. The market price for each such trading day shall be the last sales price on such day as reported on the consolidated transaction reporting system for the American Stock Exchange. Such withheld amounts shall be used by Parent to satisfy its withholding obligations. Provided further, Parent shall have no obligation to pay the employer portion of any employment taxes which may be owed as a result of the Employee Participation Amount. Such portion shall instead be paid by the Participating Employee; Parent or Exchange Agent shall withhold from the Employee Participation Amount such amount as is necessary to satisfy such withholding tax obligation.

1.4  Merger Consideration. Subject to Sections 1.6(d) and 1.6(e), the “Merger Consideration” shall be equal to (i) the Total Parent Common Stock, minus (ii) the aggregate Apollo Debt Repayment, minus (iii) the aggregate Employee Participation Amount. The “Total Parent Common Stock” means Eight Million Five Hundred Thousand (8,500,000) fully paid and nonassessable shares of common stock of Parent, par value $.0001 per share (“Parent Common Stock”).

1.5  Effects of the Merger.

(a)  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DCGL.

(b)  The Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that (i) the name of the corporation set forth in Article I therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

(c)  The Bylaws of the Transitory Subsidiary immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to the name of the Company.

(d)  The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

(e)  The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

1.6  Effects on Capital Stock.

(a)  As of the Effective Time, by virtue of the Merger and without any action on the part of the Transitory Subsidiary, Parent, the Company or the Company Stockholders, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate formerly representing any such shares of Company Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as allocated in this Section 1.6 upon surrender of such Certificate in accordance with Section 1.7 below:

(i)  each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Shares to be canceled pursuant to Section 1.6(c) and any Dissenting Shares) will be cancelled and retired and cease to exist and no consideration shall be issued in exchange therefore as determined in accordance with the DGGL, the Company’s Certificate of Incorporation, and the designations of the Preferred Shares;

(ii)  each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Series A Preferred Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares) will be converted automatically into the right to receive the Series A Merger Consideration Per Share;

(iii)  each share of Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Series B-1 Preferred Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares) will be converted automatically into the right to receive the Series B-1 Merger Consideration Per Share;

(iv)  each share of Series B-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Series B-2 Preferred Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares) will be converted automatically into the right to receive the Series B-2 Merger Consideration Per Share;

(v)  each share of Series C-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Series C-1 Preferred Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares) will be converted automatically into the right to receive the Series C-1 Merger Consideration Per Share;

(vi)  each share of Series C-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Series C-2 Preferred Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares) will be converted automatically into the right to receive the Series C-2 Merger Consideration Per Share;

(vii)  each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Series D Preferred Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares) will be converted automatically into the right to receive the Series D Merger Consideration Per Share;

(viii)  each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Series E Preferred Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares) will be converted automatically into the right to receive the Series E Merger Consideration Per Share;

(ix)  each share of Series F Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Series F Preferred Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares) will be converted automatically into the right to receive the Series F Merger Consideration Per Share; and

(x)  each share of Series G Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Series G Preferred Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares) will be converted automatically into the right to receive the Series G Merger Consideration Per Share;

(b)  By virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities, each share of common stock, no par value, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence, one share of common stock, no par value, of the Surviving Corporation.

(c)  Each share of Company Stock, if any, that is owned by the Company or held by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any exchange thereof, and no payment or distribution shall be made with respect thereto.

(d)  Notwithstanding anything in this Agreement to the contrary, no shares of Parent Common Stock will be issued by virtue of the Merger to a Company Stockholder that is not an Accredited Investor, and any Company Stockholder that is not an Accredited Investor and would, but for this Section 1.6(d), be converted into the right to receive shares of Parent Common Stock as Merger Consideration pursuant to Section 1.6(a) shall instead be converted into the right to receive a cash payment equal to the number of such shares multiplied by the average of the market prices of the Parent Common Stock for the most recent ten (10) consecutive trading days ending three (3) trading days prior to Closing. The market price of the Parent Common Stock on a trading day shall be the last sales price on such day as reported on the consolidated transaction reporting system for the American Stock Exchange.

(e)  Notwithstanding anything in this Agreement to the contrary, for all Participating Employees, Parent shall have the option, in its sole discretion to satisfy its obligation to deliver the Employee Participation Amount by delivery of a cash payment equal to the number of such shares multiplied by the average of the market prices of the Parent Common Stock for the most recent ten (10) consecutive trading days ending three (3) trading days prior to Closing. The market price of the Parent Common Stock on a trading day shall be the last sales price on such day as reported on the consolidated transaction reporting system for the American Stock Exchange.

(f)  No fractional shares of Parent Common Stock will be issued by virtue of the Merger and any Company Stockholder entitled hereunder to receive a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such holder) but for this Section 1.6(f) will be entitled hereunder to receive no such fractional share but a cash payment in lieu thereof in an amount equal to such fraction multiplied by $25.60.

(g)  If between the date of this Agreement and the Effective Time, there shall be any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event with respect to Common Shares or Parent Common Stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

1.7  Exchange of Certificates.

(a)  At or prior to the Closing, Parent shall enter into an agreement with Mellon Investor Services (or such other bank or trust company in the United States as may be designated by Parent, the “Exchange Agent”), which shall provide that Parent shall, upon the Closing, deliver to the Exchange Agent the shares of Parent Common Stock necessary for the payment of the Merger Consideration pursuant to Section 1.3(a)(iv) and cash sufficient to make the payments required by Section 1.6(d) and 1.6(e) (the “Exchange Fund”). Parent shall pay the fees and expenses of the Exchange Agent.

(b)  As soon as reasonably practicable after the Closing, Parent shall cause the Exchange Agent to deliver or mail to each holder of record of an outstanding Certificate (i) a letter of transmittal, in form and substance reasonably satisfactory to Parent, with such changes as the Exchange Agent shall reasonably request (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in surrendering Certificates in exchange for consideration specified and allocated in Section 1.6. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefore the Merger Consideration for which the shares formerly held by such holder are to be exchanged in accordance with Section 1.6, and the Certificates so surrendered shall be canceled. If a transfer of ownership of shares of Company Stock represented by a Certificate has not been registered in the Company’s transfer records, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Tax required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(c)  All cash and/or shares of Parent Common Stock issued upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock represented by such certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Closing. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by law.

(d)  None of Parent, the Transitory Subsidiary, the Surviving Corporation or any of their respective Affiliates or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock or cash delivered to a public official in accordance with any applicable abandoned property, escheat or other similar law. If any Certificate shall not have been surrendered prior to three (3) years after the Effective Time (or immediately prior to such earlier date on which any amounts payable in accordance with this Article I would otherwise escheat to or become the property of any Governmental Entity), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)  If any Certificate shall have been lost, stolen or destroyed, upon the execution and delivery to the Exchange Agent by the holder of record of such Certificate of such additional documentation that the Exchange Agent may reasonably request, the payment to the Exchange Agent by such holder of any indemnity/surety bond in such amount as required by the Exchange Agent and the payment to the Exchange Agent by such holder of any handling or other fee required by the Exchange Agent, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto in accordance with Section 1.6.

1.8  Dissenting Shares. Upon consummation of the Merger, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration, if any, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL. After the Effective Time, if a Company Stockholder forfeits or withdraws his, her or its right to appraisal of Dissenting Shares, then, as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares, and each share of Company Stock held by such formerly dissenting stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration specified and allocated in Section 1.6. The Company shall give Parent (a) prompt notice of any written demands for payment of Company Stock pursuant to Section 262 of the DGCL and any written demands for appraisal of any Company Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any demands for appraisal of Company Stock, (ii) offer to settle or settle any such demands or (iii) waive any failure by a former stockholder of the Company to timely deliver a written objection or to perform any other act perfecting appraisal rights in accordance with applicable law.

1.9  No Further Rights. From and after the Effective Time, no Company Stock shall be deemed to be outstanding, and holders of certificates formerly representing Company Stock shall cease to have any rights with respect thereto except as provided herein or by law.

1.10  Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Stock shall thereafter be made. If, after the Effective Time, certificates formerly representing Company Stock are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, if any, in accordance with Section 1.6.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent to enter into this Agreement and to consummate the transactions contemplated herein, except as set forth in Section 2 of the Company Disclosure Letter, the Company represents and warrants the following to Parent and Transitory Subsidiary, each of which representations and warranties is material to and is relied upon by Parent and the Transitory Subsidiary:

2.1  Organization and Qualification. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business as currently being conducted and to own or lease and operate the properties it owns or leases as and in the places now owned, leased or operated, respectively. The Company has furnished, or Made Available, to Parent complete and accurate copies of its Certificate of Incorporation and Bylaws. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.2  Authority; Binding Effect.

(a)  The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, by unanimous written consent has (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Certificate of Incorporation, Bylaws and DGCL, and (iii) directed that this Agreement and the Merger be submitted to stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. Further, stockholders of the Company holding a majority of the outstanding Company Stock, voting together as a single class, have, by action by written consent in accordance with the provisions of the DGCL, the Certificate of Incorporation, and Bylaws of the Company and set forth in Section 2.2(a) of the Company Disclosure Letter, adopted and approved this Agreement, the Merger, and the transactions contemplated hereby, and such written consent constitutes a valid action by written consent under the DGCL and the organizational documents of the Company, is valid and binding on the Company and all of the Securityholders and is the only vote of, or written consent by, the holders of any class or series of the capital stock of the Company or any options, warrants or other securities of the Company required in connection with the approval of this Agreement, the Merger and the transactions contemplated hereby, including, without limitation, the granting to the Stockholder Representative (or its successors or assigns) the power and authority to incur obligations, to execute documents that are legally binding on Securityholders, to obligate Securityholders to provide the indemnification contemplated by Section 6.1, to make decisions and settle disputes on the Securityholders’ behalf as contemplated in Section 6.3 and elsewhere in this Agreement and to otherwise act on behalf of the Securityholders.

(b)  This Agreement and each agreement, instrument or document being or to be executed and delivered by the Company or any of its Subsidiaries in connection with the transactions contemplated thereby (“Company Related Documents”), upon due execution and delivery by the Company and such Subsidiaries, will constitute, assuming the due execution and delivery by the other parties thereto, the legal, valid, and binding obligation of the Company and such Subsidiary, enforceable in accordance with its respective terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).

2.3  Capitalization.

(a)  The capital stock of the Company consists of: (i) 999,962,200,000 authorized shares of common stock, $.000001 par value per share, of which 2,203,805 shares were, as of the date of this Agreement, issued and outstanding; (ii) 37,800,000 authorized shares of preferred stock, $.001 par value per share designated as follows: (A) 3,000,000 authorized shares of Series A Preferred Stock, of which, as of the date of this Agreement, 2,669,500 were issued and outstanding; (B) 7,700,000 authorized shares of Series B Preferred Stock, of which, as of the date of this Agreement, 3,076,923 shares of Series B-1 Preferred Stock were issued and outstanding and 4,349,270 shares of Series B-2 Preferred Stock were issued and outstanding; (C) 14,600,000 authorized shares of Series C Preferred Stock, of which, as of the date of this Agreement, 10,571,429 shares of Series C-1 Preferred Stock were issued and outstanding and 0 shares of Series C-2 Preferred Stock were issued and outstanding; (D) 7,200,000 authorized shares of Series D Preferred Stock, of which, as of the date of this Agreement, 6,258,217 were issued and outstanding; (E) 2,477,000 authorized shares of Series E Preferred Stock, of which, as of the date of this Agreement, 0 were issued and outstanding and 2,477,000 were reserved for issuance pursuant to Company Warrants, which shall be exercised prior to Closing; (F) 400,000 authorized shares of Series F Preferred Stock, of which, as of the date of this Agreement, 0 were issued and outstanding and 400,000 were reserved for issuance pursuant to Company Warrants, which shall be exercised prior to Closing; and (G) 1,000,000 authorized shares of Series G Preferred Stock, of which, as of the date of this Agreement, 999,998 were issued and outstanding.

(b)  Section 2.3(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock held by each stockholder. Section 2.3(b) of the Company Disclosure Letter also indicates all outstanding Common Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights. All of the issued and outstanding shares of capital stock of the Company and its Subsidiaries have been offered, issued and sold by the Company or its Subsidiaries, as applicable, in compliance with all applicable laws, including federal and state securities laws.

(c)  Section 2.3(c) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of shares of the Company’s common stock issued to date under such Plan, the number of shares of the Company’s common stock subject to outstanding options (the “Company Options”) under such Plan and the number of shares of the Company’s common stock reserved for future issuance under such Plan; and (ii) all Company Optionholders and all Company Warrantholders, indicating with respect to each Company Warrant and Company Option the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Company Warrant and Company Option, the exercise price, the date of issuance and the expiration date thereof. The Company has provided, or Made Available, to Parent complete and accurate copies of all Company Stock Plans and all Company Warrants and Company Options. All of the shares of capital stock of the Company subject to Company Warrants and Company Option will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.

(d)  Neither Company nor any its Subsidiaries is obligated to purchase, and none of them owns, directly or indirectly, any equity securities or securities convertible into or exchangeable or exercisable for equity securities of any Person nor do any of them have any direct or indirect equity or ownership interest in any Person other than a Subsidiary of Company. There are no voting trusts or other agreements or understandings in respect of the voting of the securities of Company or any of its Subsidiaries.

(e)  Except for the Company Options and the Company Warrants, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(f)  Except as set forth in Section 2.3(f) of the Company Disclosure Letter, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer of Company securities (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

(g)  Section 2.3(g) of the Company Disclosure Letter sets forth the liquidation preferences that each of the Series A Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series C-1 Preferred Stock, the Series C-2 Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock is entitled to receive under the Company’s Certificate of Incorporation and the designations of the Company’s Preferred Shares.

2.4  Company Licenses. Section 2.4 of the Company Disclosure Letter sets forth all material permits, licenses and provider agreements, if any, and other authorizations issued and required by Governmental Entities for the operations of the Company Facilities as assisted living facilities (collectively, the “Company Licenses”). The Company agrees to provide Parent with copies of the existing Company Licenses within fifteen (15) days after the Effective Time to the extent not previously provided. The Company or a wholly-owned Subsidiary of the Company is the holder of all the Company Licenses.

2.5  Governmental Entities. Except as set forth in Section 2.5 of the Company Disclosure Letter or as otherwise expressly set forth herein, the Company is not required to submit any material notice, report or other filing with any Governmental Entity in connection with its execution or delivery of this Agreement or any of the Company Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement, except (i) for such filings as may be required under the Hart-Scott-Rodino Act, (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required for Company Licenses, and (iv) where such failure to submit such notice, report or other filing or obtain such consent, approval or authorization would not reasonably be expected to have a Company Material Adverse Effect.

2.6  Subsidiaries.

(a)  Section 2.6(a) of the Company Disclosure Letter sets forth: (i) the name and jurisdiction of incorporation or organization of each Subsidiary of the Company; and (ii) the officers, directors, managers, and general partners of each Subsidiary. The Company holds of record and owns beneficially, directly or indirectly, all of the capital stock or other equity securities of each Subsidiary free and clear of all Security Interests.

(b)  Each Subsidiary of the Company is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each Subsidiary of the Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company has all requisite power and authority to carry on the businesses in which it is engaged and to own, lease or otherwise use the properties owned, leased and used by it. The Company has delivered, or Made Available, to Parent complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of the Company. No Subsidiary of the Company is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully-paid and nonassessable. There are no outstanding or authorized options, warrants, rights, agreements, preemptive rights, or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, sale, disposition, redemption or acquisition of any capital stock or other equity interests of any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interests of any Subsidiary of the Company.

(c)  The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

2.7  Tax Matters.

(a)  Except as set forth in Section 2.7(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries has filed (or has had filed on their behalf) on a timely basis all Tax Returns that such entity was required to file, and all such Tax Returns were complete and accurate in all material respects; provided however that no representation is made hereunder with respect to the net operating loss or capital loss carryforwards of the Company and its Subsidiaries that will be available for any Tax period or portion thereof other than a taxable period ending on or before the Closing Date. Except as set forth in Section 2.7(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries has paid on a timely basis all material Taxes that were due and payable. All material Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, and have been properly reported as required under applicable information reporting requirements.

(b)  The Company has delivered, or Made Available, to Parent complete and accurate copies of all federal and material state income Tax Returns of the Company and each of its Subsidiaries, and examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since December 31, 2003; Section 2.7(b) of Company Disclosure Letter lists all federal and material state income tax returns filed by the Company or any of its Subsidiaries since December 31, 2003. Except as set forth in Section 2.7(b) of the Company Disclosure Letter, the Company or the relevant Subsidiary has paid all deficiencies resulting from any examination or audit relating to Taxes. The federal and material state income Tax Returns of the Company are closed by the applicable statute of limitations for all taxable years through 2002. Except as set forth in Section 2.7(b) of the Company Disclosure Letter, no examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated and neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any such Subsidiary was required to file any Tax Return that was not filed. Except as set forth in Section 2.7(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, or executed any power of attorney with respect to any Tax matter that is currently in force. For purposes of this Section 2.7(b) a state income Tax Return is material if it is required to report income in excess of $25,000.

(c)  Except as set forth in Section 2.7(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries: (i) has any actual or potential liability for any material amount of Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Company); (iii) has participated in, or otherwise made a filing with respect to, a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (iv) has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; (v) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (vi) is or was subject to the provisions of Section 1503(d) of the Code; or (vii) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d)  There are no material liens for Taxes upon any property or asset of the Company or any of its Subsidiaries, except for liens arising as a matter of law relating to current Taxes not yet due and liens which would not reasonably be expected to have a Company Material Adverse Effect.

(e)  Except as set forth in Section 2.7(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) is a party to or is bound by any Tax allocation or Tax sharing agreement or arrangement with any Person other than the Company or any of its Subsidiaries, pursuant to which it may have any obligation to make any payments after the Closing, (ii) is a party to any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof (or any similar provision of state, local or foreign law), or any prefiling or other agreement with the Internal Revenue Service, or (iii) is bound by any private letter ruling issued by the Internal Revenue Service or any comparable ruling or guidance relating to Taxes issued by any other Governmental Entity.

(f)  Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method.

(g)  Neither Company nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h)  Any Tax sharing agreements or arrangements to which the Company or any of its Subsidiaries is a party or may have any liability or obligation shall be terminated effective as of the Closing.

(i)  The Company (i) is not a “personal holding company” within the meaning of Section 542 of the Code and (ii) has not been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company will not incur a Tax liability resulting from the Company ceasing to be a member of a consolidated or combined group that had previously filed consolidated, combined or unitary Tax returns by reason of the Merger. The Company does not own an interest in a passive foreign investment company (as defined in Section 1297 of the Code) and there are no current or accumulated earnings and profits as determined under federal tax laws with respect to any subsidiary that is treated as a foreign corporation under the Code.

(j)  The charges, reserves and accruals on the books and records of the Company and its Subsidiaries for Taxes are adequate (determined in accordance with GAAP) and are equal to or greater than the Tax liabilities of the Company and its Subsidiaries to which such charges, reserves and accrual relate.

(k)  Neither the Company, nor any of its Subsidiaries, has given a power of attorney with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired or that has not been since terminated or revoked.

(l)  All Taxes that the Company and its Subsidiaries are or were required to withhold or collect (including, without limitation, Taxes required to be withheld pursuant to Code Sections 1441 and 1442 and similar provisions of state, local or foreign law relating to Taxes) have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person within the time and in the manner prescribed by applicable law.

(m)  Neither the Company, nor any of its Subsidiaries, is a party to any joint venture, partnership or other contract or arrangement which could be treated as a partnership for Tax purposes.

(n)  The Company and its Subsidiaries represent and warrant that they have net operating losses sufficient to offset all Taxes due, in excess of $1,500,000 resulting from the amendment of the Tax Returns as required by Section 4.3(c) of this Agreement.

2.8  No Defaults. Except as set forth in Section 2.8 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and any of the Company Related Documents by Company does not and will not:

(a)  Conflict with or result in any breach of the provisions of, or constitute a default under the organizational documents of the Company or any of its Subsidiaries;

(b)  (i) Violate any restriction to which the Company or any of its Subsidiaries is subject or, with or without the giving of notice, the passage of time, or both, (ii) violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture, contract or other material agreement or instrument, whether oral or written, to which the Company or any of its Subsidiaries is a party, or by which it or any of the assets of the Company and its Subsidiaries are bound (which will not be satisfied, assigned or terminated on or prior to the Closing as a result of the transactions contemplated by this Agreement), (iii) result in the termination of any such instrument or termination of any provisions in such instruments or (iv) result in the creation or imposition of any Security Interest upon the properties or assets of the Company and its Subsidiaries, including the Company Facilities (collectively, the “Company Assets”), in any such case or cases, that would reasonably be expected to have a Company Material Adverse Effect;

(c)  Constitute a violation of any applicable rule, regulation, law, statute, ordinance, or any judgment, decree, writ, injunction or order of any Governmental Entity, where such violation has not had or would not reasonably be expected to have a Company Material Adverse Effect; or

(d)  Result in the breach or violation of any of the warranties and representations herein set forth by the Company.

2.9  Contracts.

(a)  Section 2.9(a) of the Company Disclosure Letter includes a true and correct list as of the date of this Agreement of all outstanding contracts or agreements, whether written or oral, to which the Company or any of its Subsidiaries is a party, except (i) those contracts which are cancelable on thirty (30) days notice without penalty or premium, (ii) the Company Resident Care Contracts, the Company Residential Leases, and the Company Facility Leases, (iii) any agreement for the lease of personal property from or to third parties providing for lease payments of less than $25,000 per annum and (iv) any agreement for the purchase and sale of products or for the furnishing or receipt of services, providing for payments by the Company or its Subsidiaries of less than $25,000 per annum (such contracts and agreements, excluding (i) and (ii), collectively the “Company Contracts”), and the Company has Made Available, or will have Made Available within ten (10) business days of the date hereof, to Parent a true and complete copy of each Company Contract. The Company is not in material default under the terms of any Company Contracts, and to the Knowledge of the Company, there is no material default existing or continuing by any other party under the terms of any Company Contracts, and, each Company Contract is in full force and effect and is valid and enforceable by the Company in accordance with its terms, assuming the due authorization, execution and delivery thereof by each of the other parties thereto (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).

(b)  Specimen Resident admission agreements (“Company Resident Care Contracts”), specimen residential leases (“Company Residential Leases”) and a Rent Roll dated as of December 31, 2006 for each Company Facility have been Made Available to Parent. All Company Resident Care Contracts and all Company Residential Leases are terminable by the Resident therein named upon thirty (30) days notice. Except as set forth in Section 2.9(b) of the Company Disclosure Letter, all Residents of the Company Facilities have executed Company Resident Care Contracts or Company Residential Leases and all Company Resident Care Contracts and all Company Residential Leases do not vary in any material respect from the terms of the specimen agreements contained in the Company Disclosure Letter, were entered into on an arms’ length basis and do not provide for payment of a single sum in exchange for lifetime care or other prepaid services. True, correct and complete copies of all Company Resident Care Contracts and all Company Residential Leases are located at the Company Facilities to which they relate and access thereto have been Made Available, or will be Made Available within ten (10) business days of the date hereof, for Parent’s inspection at each Company Facility.

(c)  (i)Except for any indebtedness of the Company or any of its Subsidiaries relating to its respective status as lessee under any Company Facility Lease or Company Non-Facility Lease characterized as a capital lease for accounting purposes, Section 2.9(c)(i) of the Company Disclosure Letter lists all outstanding debt (the “Company Debt Documents”) executed and delivered with respect to any indebtedness of the Company or any of its Subsidiaries as of the date hereof. Except as set forth in Section 2.9(c)(i) of the Company Disclosure Letter, the Company hereby represents and warrants that the Company and its Subsidiaries are in compliance with all material representations, warranties, covenants, requirements and conditions under each of the Company Debt Documents.

(ii)  With the exception of (A) any indebtedness of the Company or its Subsidiaries relating to its respective status as lessee under any Company Facility Lease or Company Non-Facility Lease characterized as a capital lease for accounting purposes, (B) the Closing Date Apollo Debt, and (C) as set forth in Section 2.9(c)(ii) of the Company Disclosure Letter, neither the Company nor its Subsidiaries has any outstanding indebtedness for borrowed money.

(iii)  Except as set forth in Section 2.9(c)(iii) of the Company Disclosure Letter all of which will be fully satisfied on or before Closing, neither the Company nor any Subsidiary (A) has outstanding any loan to any Person, or (B) is a party to any agreement requiring it to acquire any debt obligations of, or make any loan or capital contribution to, any Person.

2.10  Facility Leases.

(a)  Section 2.10 of the Company Disclosure Letter lists: (a) each of the Company Facilities that is leased, licensed or otherwise held (other than in fee) by the Company or any of its Subsidiaries, (b) the agreements (including any amendments or modifications thereto) pursuant to which the Company or any of its Subsidiaries holds such interest (the “Company Facility Leases”), (c) the current lessee of such Company Facility, (d) the street address and the current and maximum licensed capacity of such Company Facility, (e) the Landlord and owner of each such Company Facility, (f) the term of each such Company Facility Lease, and (g) any extension and expansion or purchase options with respect thereto. The Company has delivered, or Made Available, to Parent complete and accurate copies of the Company Facility Leases. Except as set forth in Section 2.10 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries subleases or otherwise permits the occupancy by any third party (other than the Residents) of all or any portion of any of such Company Facilities. With respect to each Company Facility Lease, except as set forth in Section 2.10 of the Company Disclosure Letter:

(i)  such Company Facility Lease is legal, valid, binding, enforceable and in full force and effect, subject to bankruptcy, insolvency, reorganization, moratoriums or similar laws now or hereafter in effect relating to creditor’s rights generally or to general principles of equity; and

(ii)  neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in material breach or violation of, or default under, any such Company Facility Lease.

(b)  With respect to each Company Facility, except as set forth in Section 2.10 of the Company Disclosure Letter:

(i)  none of the Company nor any of its Subsidiaries has received any written notice of (i) any material violations of any covenants or restrictions against such Company Facility, or (ii) any material violations of any zoning codes or ordinances or other laws, rules or regulations of any Governmental Entities applicable to such Company Facility;

(ii)  to the Knowledge of the Company, all Company Facilities are supplied with utilities and other services adequate for the operation of said Company Facilities for the purposes for which they are presently being used;

(iii)  to the Company’s Knowledge, each of the Company Facilities abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent irrevocable easement benefiting the Company Facility, and the Company has no Knowledge of, and none of the Company nor any of its Subsidiaries has received, any notice that alleges any material breach or default under any instrument creating such easement or attempting to terminate or revoke such easement;

(iv)  to the Company’s Knowledge, there are no pending rezoning or other pending land use compliance actions affecting the Company Facilities and none of the Company nor any of its Subsidiaries has received written notice of, and the Company has no

Knowledge of, any threatened or contemplated rezoning or other land use compliance actions affecting or which will affect the Company Facilities. To the Company’s Knowledge, the current use of each Company Facility is either lawfully permitted either as a currently conforming use or as a fully legally “grandfathered use”;

(v)  there are no condemnation or eminent domain proceedings pending, or, to the Knowledge of the Company, threatened or contemplated against any Company Facility or any part thereof, or access thereto, and none of the Company nor any of its Subsidiaries has received notice, oral or written, of the intention of any public authority or other entity to take or use any Company Facility or any part thereof. Between the date hereof and the Closing, the Company will use good faith efforts to give Parent prompt written notice of any actual or any threatened or contemplated condemnation of any part of any Company Facility of which it receives written notice or obtains Knowledge;

(vi)  there are no outstanding options or rights of first refusal granted by the Company or its Subsidiaries to purchase the Company’s and/or its Subsidiaries’ interests in the Company Facilities or any portion thereof or interest therein, other than rights running in favor of the Company and its Subsidiaries; and

(vii)  to the Company’s Knowledge, there are no Security Interests, easements, covenants or other restrictions or title matters applicable to any Company Facility which would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Company Subsidiary of such property.

2.11  Company Assets.

(a)  This Section 2.11 does not relate to real property or interests in real property, such items being the subject of Section 2.10, or to any Intellectual Property, such items being the subject of Section 2.22. Except as set forth in Section 2.11(a) of the Company Disclosure Letter and except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or the applicable Subsidiary is the true and lawful owner, and has good and marketable title to, all of the assets (tangible or intangible) reflected on the Company’s Financial Statements or purported to be owned by the Company or its Subsidiaries, free and clear of all Security Interests. Each of the Company and its Subsidiaries owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted, and all such tangible assets are located at or on one of the Company Facilities except where any such failure of the foregoing would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 2.11(a) of the Company Disclosure Letter, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, and is suitable for the purposes for which it presently is used, except where any such failure of the foregoing would not reasonably be expected to have a Company Material Adverse Effect.

(b)  Section 2.11(b) of the Company Disclosure Letter lists individually (i) all fixed assets (within the meaning of GAAP) of the Company or its Subsidiaries having a book value greater than $25,000, and (ii) all other assets of a tangible nature (other than Inventories) of the Company or its Subsidiaries whose book value exceeds $25,000.

2.12  Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

2.13  Hazardous Substances. For purposes of this Section 2.13, the term Knowledge, when applied to the Company, means the current actual knowledge of Granger Cobb, Stuart Koenig and Darin Piers.

(a)  Except as set forth in Section 2.13(a) of the Company Disclosure Letter, the Company Assets, the Company Facilities and the real estate on which the Company Facilities are located do not contain any Hazardous Substance, except for Common Products, which Common Products have been used, transported, stored and disposed of by the Company in compliance with all applicable Environmental Laws, and except where the failure of which would not reasonably be expected to have a Company Material Adverse Effect.

(b)  Except as set forth in Section 2.13(b) of the Company Disclosure Letter, there is no pending or, to the Company’s Knowledge, threatened litigation or proceeding before any Governmental Entity in which any Person or entity alleges the presence, release or threat of release of any Hazardous Substance or violation of Environmental Laws at a Company Facility or at any parcel of real property formerly leased or owned by the Company or any of its Subsidiaries.

(c)  Except as set forth in Section 2.13(c) of the Company Disclosure Letter, the Company has not received any written notice of, and, to the Company’s Knowledge, no Governmental Entity or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is a presence, release or threat of release or placement on, in or from the Company Facilities or at any parcel of real property formerly leased or owned by the Company or any of its Subsidiaries, or the generation, transportation, storage, treatment, or disposal at the Company Facilities or at any parcel of real property formerly leased or owned by the Company or any of its Subsidiaries, of any Hazardous Substance.

(d)  Except as set forth in Section 2.13(d) of the Company Disclosure Letter, the Company has owned and operated the Company Facilities and any other parcels of real property formerly owned or leased by the Company or any of its Subsidiaries in compliance with all applicable Environmental Laws, has obtained all necessary permits under the Environmental Laws for the Company’s operations on the Company Facilities and any other parcels of real property formerly owned or leased by the Company or any of its Subsidiaries, and has not used any of the Company Facilities or any other parcels of real property formerly owned or leased by the Company or any of its Subsidiaries for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances, other than as described in Section 2.13(a) above, and except where the failure of which would not reasonably be expected to have a Company Material Adverse Effect.

(e)  Except as set forth in Section 2.13(e) of the Company Disclosure Letter, and except as would not reasonably be expected to have a Company Material Adverse Effect, there has been no discharge of any Hazardous Substance on or from any of the Company Facilities or at any parcel of real property formerly leased or owned by the Company or any of its Subsidiaries during the time of the Company’s ownership or occupancy thereof.

(f)  The Company has delivered, or Made Available, to Parent copies of all reports or tests prepared for the Company in its possession, if any, with respect to the compliance of the Company Facilities and any other parcel of real property formerly owned or leased by the Company or any of its Subsidiaries with the Environmental Laws and/or the presence of Hazardous Substances on the Company Facilities.

2.14  Survey Reports, Etc. To the Company’s Knowledge, all material survey reports, waivers of deficiencies, plans of correction, and any other investigation reports issued with respect to the Company Facilities (collectively, “Company Licensing Surveys”) for the last three (3) years (to the extent in the Company’s possession) are true and complete copies of such reports, waivers, plans and reports in the Company’s possession. Copies of the Company Licensing Surveys have been Made Available to Parent.

2.15  Capital Expenditures. Attached as Exhibit B is the Company’s capital expenditure budget for 2007 (the “Cap Ex Budget”).

2.16  Absence of Notices. Except as disclosed in Section 2.16 of the Company Disclosure Letter, the Company has not received any written notice, and has no Knowledge, that any material customer or supplier of the Company intends to discontinue, substantially alter prices or terms to, or significantly diminish its relationship with the Company, its Subsidiaries or the Company Facilities as a result of the transaction contemplated hereby or otherwise.

2.17  Resident Records. Except as provided in Section 2.17 of the Company Disclosure Letter, and except as would not reasonably be expected to have a Company Material Adverse Effect: (a) Resident records used or developed in connection with the business conducted at the Company Facilities have been maintained in accordance with all applicable federal, state or local laws or regulations governing the preparation, maintenance of confidentiality, transfer and/or destruction of such records, and (b) there is no material deficiency in the Resident records and other relevant records of the Company Facilities used or developed in connection with the operation of the business conducted at the Company Facilities.

2.18  Advance Payments and Residents Funds. The accounting for advance payments and Resident trust fund accounts provided to Parent by the Company pursuant to the provisions of this Agreement is complete and accurate in all material respects.

2.19  Medicare or Medicaid Participation. For the Company Facilities that currently participate in (a) Title XVIII (“Medicare”), or Title XIX (“Medicaid”) of the Social Security Act, (b) the CHAMPUS program, (c) the TRICARE program, or (d) any other federal, state or local governmental reimbursement programs, or successor programs to any of the above (collectively, the “Government Programs”), Section 2.19 of the Company Disclosure Letter sets forth a listing of all revenue derived from Government Programs, total revenue, and percentage of total revenue derived from Government Programs for the quarter ending December 31, 2006.

2.20  Third Party Payor Reimbursement.

(a)  All billing practices of the Company with respect to the Company Facilities to all third party payors, including the Government Programs and private insurance companies, have been in compliance with all applicable laws, regulations and policies of such third party payors and Government Programs, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company has received no written notice that the Company has billed or received any payment or reimbursement in excess of amounts permitted by applicable law, regulations, or policies of third party payors and Government Programs, except to the extent cured or corrected and all penalties or interest discharged in connection with such cure or correction.

(b)  The Company, its Subsidiaries and their senior management, officers and directors, have not been: (i) excluded from participating in any federal health care program (as defined in 42 U.S.C. §1320a-7b); (ii) subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8; or (iii) convicted of a crime described in 42 U.S.C. §1320a-7b.

2.21  Licensed Beds and Units. As of the date of this Agreement, the number of licensed beds and the number of licensed units at the Company Facilities is as set forth in Section 2.21 of the Company Disclosure Letter, and such schedule also describes in reasonable detail the particulars of each such license. There are no skilled nursing beds located at any of the Company Facilities.

2.22  Intellectual Property.

(a)  Other than the rights to use certain names associated with the Company Facilities that are owned by the Company and its Subsidiaries, and any software or other computer programs licensed to the Company and its Subsidiaries and used in connection with the operation of the Company Facilities, the Company has no other Intellectual Property of any kind. Such names and license agreements are listed in Section 2.22 of the Company Disclosure Letter.

(b)  To the Company’s Knowledge, the Company has not infringed, misappropriated or conflicted with any Intellectual Property of any other Person. To the Company’s Knowledge, there is no third party that is infringing or violating any of the Company Intellectual Property. The Company has not granted any license or option or entered into any agreement of any kind with respect to the use of any of its Intellectual Property.

(c)  The Company has taken commercially reasonable actions to maintain the tradename registrations referenced in Section 2.22(a) and will continue to maintain such registrations prior to the Closing. To the Company’s Knowledge, no loss of Intellectual Property by the Company is threatened, pending or reasonably foreseeable.

2.23  Company Financial Statements/ No Undisclosed Liabilities.

(a)  Attached as Section 2.23(a) of the Company Disclosure Letter are the Company Financial Statements. Except as set forth in Section 2.23 of the Company Disclosure Letter, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and its Subsidiaries; provided, however, that the Company Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments and do not include footnotes.

(b)  Neither Company nor any of its Subsidiaries has any Liabilities, except: (i) as and to the extent disclosed in Section 2.23 of the Company Disclosure Letter; (ii) as and to the extent reflected or reserved against on the Company Most Recent Balance Sheet; and (iii) current Liabilities incurred subsequent to the Company Most Recent Balance Sheet Date in the Ordinary Course of Business. The reserves reflected in the Company Financial Statements are reasonable and have been calculated consistent with past practice.

2.24  No Litigation. Except as set forth in Section 2.24 of the Company Disclosure Letter and except as would not reasonably be expected to have a Company Material Adverse Effect or a potential financial impact of $50,000 or more, individually, or $250,000 in the aggregate, there are no actions, suits, dispute resolution proceedings, claims, governmental investigations or other legal or administrative proceedings, or any orders decrees or judgments in progress, pending or in effect, or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries, the Company Facilities, the Company’s operation of the Company Facilities, any of the Company Assets, or against or relating to the transactions contemplated by this Agreement, and there are none pending in state courts, or in any federal courts, or, to the Knowledge of the Company, pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other governmental agency, department, commission, board, bureau, instrumentality or other Governmental Entity.

2.25  Absence of Certain Changes or Events. Since December 31, 2006, through the Effective Time, the Company and its Subsidiaries have not:

(a)  Suffered any Company Material Adverse Effect;

(b)  Since December 31, 2006, the Company has operated in the Ordinary Course of Business, consistent with past practices, and has not

(i)  Other than in the Ordinary Course of Business, consistent with past practices, granted any increase in the compensation payable or to become payable by the Company to any of its officers, employees or agents (except compensation granted to new employees who are hired in the Ordinary Course of Business on substantially similar terms to existing employees with comparable duties and experience);

(ii)  contractually committed to any capital expenditure not included on the Cap Ex Budget (whether or not individually identified) in excess of $25,000;

(iii)  made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

(iv)  declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, membership interests or other securities, or agreed to do so; or

(c)  Except as set forth in Section 2.25 of the Company Disclosure Letter, sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets, or canceled, or agreed to cancel, any debts or claims in the amount of $25,000 or more in the aggregate except in the Ordinary Course of Business;

(d)  Made any change in any method of accounting or accounting practice; or

(e)  Except as set forth in Section 2.25 of the Company Disclosure Letter, entered into any agreement or made any commitment to do any of the foregoing.

2.26  Employees; Employee and Labor Relations.

(a)  The Company has Made Available a list (by title and compensation) of all salaried employees of Company and each of its Subsidiaries whose total compensation exceeded One Hundred Thousand Dollars during the fiscal year ended December 31, 2006 or whose total compensation is currently anticipated to exceed One Hundred Thousand Dollars during the fiscal year ended December 31, 2007. Except as specifically detailed in Section 2.26(a) of the Company Disclosure Letter immediately following Closing the Company will not have any material bonus, stock option, management incentive or similar incentive compensation plans (collectively “Bonus Pans”) in effect, nor will it have any amounts outstanding and owing under any such Bonus Plans.

(b)  Except as provided under Section 2.26(b) of the Company Disclosure Letter:

(i)  Compliance. The Company is in compliance with all federal, state or other applicable laws, domestic or foreign, and all rules, regulations, ordinances, orders and decrees of Governmental Entities respecting employment and employment practices in all material respects (collectively, “Employment Laws”); except as would not reasonably be expected to have a Company Material Adverse Effect.

(ii)  No Claims. To the Company’s Knowledge, no legal claim in respect of application for employment, employment, the terms or conditions of employment, the handling of benefits or termination of employment of any Person has been asserted or threatened, against the Company or any of its Subsidiaries.

(iii)  No Labor Actions. No labor strike, picketing action, dispute, slowdown or stoppage, or unfair labor practices are actually pending or, to the Knowledge of the Company, threatened against, or involving, the Company, any of its Subsidiaries or any of the Company Facilities.

(iv)  No Bargaining Agreements. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company. To the Company’s Knowledge, no petitions for representation have been filed against any of the Company Facilities nor have any demands been made for recognition.

(v)  WARN Compliance. Except as set forth in Section 2.26(b)(v) of the Company Disclosure Letter, the Company has taken, or will take prior to the Closing, as required by law, any and all actions necessary to comply with the WARN Act or state statute of similar import, with respect to any event of occurrence affecting the Company Facilities since the effective date of the WARN Act and prior to the Closing Date.

2.27  Employee Benefit Plans.

(a)  Section 2.27(a) of the Company Disclosure Letter contains a complete and accurate list of all Company Plans. Complete and accurate copies (including all applicable amendments) of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts, summary plan descriptions and summaries of material modifications, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) and all plan financial statements, if any, in each case, for the three (3) most recent plan years for each Company Plan, have been delivered, or Made Available to, Parent.

(b)  Each Company Plan has been administered in accordance with its terms and in all material respects in accordance with the Code, ERISA and all applicable law, and each of the Company, its Subsidiaries and the Company ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has timely made all required contributions thereto. All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any Company ERISA Affiliate.

(c)  There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) pending against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d)  All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received current determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification.

(e)  Neither the Company, any of its Subsidiaries, nor any Company ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)  At no time has the Company, any of its Subsidiaries or any Company ERISA Affiliate been obligated to contribute to any pension plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and at no time has the Company, any of its Subsidiaries or any Company ERISA Affiliate been obligated to contribute to any welfare plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)  No Company Plan provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or applicable state law, or which is provided at the expense of the participant or the participant’s beneficiary. Each of the Company and any Company ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(h)  No act or omission has occurred and to the Knowledge of the Company no condition exists with respect to any Company Plan that would subject the Company, any of its Subsidiaries or any Company ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA, the Code or applicable federal or state securities laws.

(i)  No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j)  Each Company Plan is amendable and terminable by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(k)  Section 2.27(k) of the Company Disclosure Letter discloses each: (i) agreement with any stockholder, director, executive officer or employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement (either alone or in conjunction with any other event), or (B) providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee; (ii) agreement, plan or arrangement under which any Person may receive payments or benefits from the Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s potential “parachute payments” under Section 280G of the Code; and (iii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement. Except as set forth in Section 2.27(k) of the Company Disclosure Letter, there is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party covering any current or former employee, director or consultant of the Company or any of its Subsidiaries that, individually or collectively, will give rise to the payment of any amount that would not be deductible pursuant to Sections 162(m), 404 or 280G of the Code.

(l)  Section 2.27(l) of the Company Disclosure Letter sets forth the Company’s potential liability, as of the Closing Date, for awards payable to employees of the Company under the Company’s bonus programs, including the names of the employees to receive awards thereunder and the amount of such awards.

(m)  Neither the Company nor any of its Company ERISA Affiliates have used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Company Plans or the imposition of penalties or excise taxes with respect to the Company Plans by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation.

(n)  No option was granted under any Company Plan with an exercise price which, on the date of grant, was less than “fair market value” (within the meaning of Section 409A of the Code and as determined in accordance with the principles and standards set forth in the proposed regulations issued thereunder and Internal Revenue Service Notices 2005-1, 2006-4 and 2006-79, collectively the “409A Authorities”). Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of, and subject to, Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of the 409A Authorities. No Company Plan that would otherwise be a Nonqualified Deferred Compensation Plan but for the effective date provisions that are applicable to Section 409A of the Code (as set forth in Section 885 of the American Jobs Creation Act of 2004, as amended (the “AJCA”)) has been “materially modified “ within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, as determined on the basis of a good faith, reasonable interpretation of the AJCA and the 409A Authorities.

2.28  Inventory and Supplies. As of the date of this Agreement and at the Closing, the Company’s Inventories are and will be in sufficient quantity and condition for the normal operation of its business at the Company Facilities and in compliance with all requirements of Governmental Entities, except as would not reasonably be expected to have a Company Material Adverse Effect.

2.29  Related Party Transactions. Except as set forth in Section 2.29 of the Company Disclosure Letter, there are no contracts of any kind, written or oral, entered into by the Company or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the Ordinary Course of Business) and copies of which have been provided to Parent and are listed in the Company Disclosure Letter, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Company Plans of which copies have been provided to Parent. To the Knowledge of the Company, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with the Company or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than one percent of the outstanding stock of such company). No officer or director of the Company or any of its Subsidiaries or member of his or her immediate family or greater than 5% stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any of them or any employee of the Company or any of its Subsidiaries is directly or indirectly interested in any Company Contract.

2.30  Insurance. Section 2.30 of the Company Disclosure Letter sets forth (i) a true and complete list of all of the Company’s and each of its Subsidiaries insurance policies currently in force and (ii) a description of such risks that the Company or any of its Subsidiaries has designated as being self-insured. All such policies are in full force and effect, all premiums due thereon have been paid by the Company or one of its Subsidiaries, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies. None of the Company or any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policy or arrangement nor, to the Knowledge of the Company is the termination of any such policy or arrangements threatened.

2.31  Brokers’ Fees. Except as set forth in Section 2.31 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.32  Books and Records. The books and records of the Company and each of its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices. True and complete copies of all minute books and stock record books of the Company and all of its Subsidiaries have been Made Available to Parent. Section 2.32 of the Company Disclosure Letter contains a list of all bank accounts and safe deposit boxes of the Company and its Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

2.33  Legal Compliance.

(a)  Except as set forth in Section 2.33(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries is currently conducting, and has at all times since January 1, 2004 conducted, their respective businesses in compliance in all material respects with all applicable laws (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)  The Company and its Subsidiaries have complied, in all material respects, with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 and all applicable state privacy laws, and with all applicable regulations promulgated under any such legislation.

2.34  Internal Controls. The Company maintains a system of internal accounting controls that is sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the Knowledge of the Company, it being understood by Parent that the Company has not heretofore been subject to the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or the rules thereunder, the Company has no material weaknesses in the design or operation of its system of internal accounting controls.

2.35  Disclaimer. Except as expressly set forth in this Agreement or the Company Related Documents, Company makes no representation or warranty, express or implied, at law or in equity, in respect of Company, each of its Subsidiaries, or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE TRANSITORY SUBSIDIARY

As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated herein, except as set forth in Section 3 of the Parent Disclosure Letter, each of Parent and the Transitory Subsidiary jointly and severally represents and warrants the following to the Company, each of which representations and warranties is material to and is relied upon by the Company.

3.1  Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, with full corporate power and authority to carry on its business as currently being conducted and to own or lease and operate the properties it owns or leases as and in the places now owned, leased or operated, respectively. Parent has furnished, or Made Available, to the Company complete and accurate copies of its Articles of Incorporation and Bylaws. Parent is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws. Parent is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

3.2  Authority; Binding Effect.

(a)  The execution and delivery by each of Parent and the Transitory Subsidiary of this Agreement and the consummation by each of Parent and the Transitory Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent and the Transitory Subsidiary, subject in the case of the consummation of the Merger to the Parent Shareholder Approval.  Without

limiting the generality of the foregoing, the Board of Directors of Parent, by unanimous written consent has (i) determined that the Merger is fair and in the best interests of Parent and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Articles of Incorporation, Bylaws and the WBCA, and (iii) directed that the issuance of shares of Parent Common Stock pursuant to the Merger be submitted to the shareholders of Parent (the “Parent Shareholders”) for their adoption and approval and resolved to recommend that the Parent Shareholders vote in favor of the adoption of the issuance of shares of Parent Common Stock pursuant to the Merger. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock at a duly convened meeting of the stockholders of Parent to adopt and approve the issuance of shares of Parent Common Stock pursuant to the Merger (the “Parent Shareholder Approval”) is the only vote of the holders of any class or series of the capital stock of Parent or any options, warrants or other securities of Parent required in connection with the approval of the issuance of shares of Parent Common Stock pursuant to the Merger.

(b)  This Agreement and each agreement, instrument or document being or to be executed and delivered by Parent or any of its Subsidiaries in connection with the transactions contemplated thereby (“Parent Related Documents”), upon due execution and delivery by Parent and such Subsidiaries, will constitute, assuming the due execution and delivery by the other parties thereto, the legal, valid, and binding obligation of Parent and such Subsidiary, enforceable in accordance with its respective terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).

3.3  Capitalization.

(a)  The capital stock of Parent consists of (i) 40,000,000 authorized shares of common stock, $.0001 par value per share, of which 18,912,289 shares were, as of the date of this Agreement, issued and outstanding; (ii) 5,000,000 authorized shares of preferred stock, $.0001 par value per share designated as follows: (A) 25,000 authorized shares of Series A preferred stock, $.0001 par value per share, designated as Series A Convertible, Exchangeable, Redeemable Preferred Stock, of which, as of the date of this Agreement, none were issued and outstanding; and (B) 70,000 authorized shares of Series B preferred stock, $.0001 par value per share, designated as Series B Convertible Preferred Stock, of which, as of the date of this Agreement, none were issued and outstanding.

(b)  All of the issued and outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of Parent and its Subsidiaries have been offered, issued and sold by Parent or its Subsidiaries, as applicable, in compliance with all applicable laws, including federal and state securities laws.

(c)  Except as set forth in the Parent SEC Reports, as of March 16, 2007 , no shares of capital stock of Parent are outstanding and Parent does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and the Parent is not subject to any obligation to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock.

(d)  All of the outstanding stock of Transitory Subsidiary will be owned of record and beneficially by Parent, directly, prior to the consummation of the transactions contemplated by this Agreement.

3.4  Governmental Entities. Except as set forth in Section 3.4 of the Parent Disclosure Letter or as otherwise expressly set forth herein, Parent is not required to submit any material notice, report or other filing with any Governmental Entity in connection with its execution or delivery of this Agreement or any of the Parent Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity is required to be obtained by Parent in connection with the execution, delivery and performance of this Agreement, except (a) for such filings as may be required under the Hart-Scott-Rodino Act, (b) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) for the filing with the SEC of the Proxy Statement and any reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (d) where such failure to submit such notice, report or other filing or obtain such consent, approval or authorization would not reasonably be expected to have a Parent Material Adverse Effect.

3.5  No Defaults. Except as set forth in Section 3.5 of the Parent Disclosure Letter, the execution, delivery and performance of this Agreement and any of the Parent Related Documents by Parent does not and will not:

(a)  Conflict with or result in any breach of the provisions of, or constitute a default under the organizational documents of Parent or any of its Subsidiaries;

(b)  (i) Violate any restriction to which Parent or any of its Subsidiaries is subject or, with or without the giving of notice, the passage of time, or both, (ii) violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture, contract or other material agreement or instrument, whether oral or written, to which Parent or any of its Subsidiaries is a party, or by which it or any of the assets of Parent and its Subsidiaries are bound (which will not be satisfied, assigned or terminated on or prior to the Closing as a result of the transactions contemplated by this Agreement), (iii) result in the termination of any such instrument or termination of any provisions in such instruments or (iv) result in the creation or imposition of any Security Interest upon the properties or assets of Parent and its Subsidiaries, including the Parent Facilities, in any such case or cases, that will have a Parent Material Adverse Effect;

(c)  Constitute a violation of any applicable rule, regulation, law, statute, ordinance, or any judgment, decree, writ, injunction or order of any Governmental Entity, where such violation has not had or would not reasonably be expected to have a Parent Material Adverse Effect; or

(d)  Result in the breach or violation of any of the warranties and representations herein set forth by Parent or the Transitory Subsidiary.

3.6  Medicare or Medicaid Participation. For the Parent Facilities that currently participate in Government Programs, Section 3.6 of the Parent Disclosure Letter sets forth a listing of all revenue derived from Government Programs, total revenue, and percentage of total revenue derived from Government Programs for the quarter ending December 31, 2006.

3.7  Third Party Payor Reimbursement. All billing practices of Parent with respect to the Parent Facilities to all third party payors, including the Government Programs and private insurance companies, have been in material compliance with all applicable laws, regulations and material policies of such third party payors and the Government Programs, except as set forth in the Parent SEC Reports and except as would not reasonably be expected to have a Parent Material Adverse Effect.

3.8  SEC Filings; Parent Financial Statements.

(a)  Parent has filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by it with the SEC since January 1, 2004 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”). As of the respective dates they were filed, after giving effect to any amendments or supplements thereto filed prior to the date hereof, (i) each Parent SEC Report complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the extent required by the Securities Act or the Exchange Act, and pursuant to the rules and regulations promulgated thereunder, each Parent SEC Report contained the required disclosure of transactions with, or for the benefit of, any officer or director or beneficial owner of more than 5% of the Parent Common Stock. No Subsidiary of Parent is required to file any form, report or other document with the SEC or any similar Governmental Entity or any national securities exchange or quotation service.

(b)  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments and the absence of complete footnotes).

(c)  Parent has furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

(d)  Parent is in compliance with (i) the applicable provisions of SOX and (ii) the applicable listing and corporate governance rules and regulations of the American Stock Exchange.

(e)  Parent has (i) implemented (x) disclosure controls and procedures to ensure that material information relating to the Parent and its Subsidiaries, is made known to the management of Parent by others within those entities and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of the Parent’s Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal controls. Parent has Made Available to the Company a summary of any such disclosure made by management to Parent’s auditors and audit committee.

(f)  Except as set forth in the Parent SEC Reports, since January 1, 2004, Parent has not received any oral or written notification of a “reportable condition” or “material weakness” in Parent’s internal controls (as defined in the Statements of Auditing Standards 60, as in effect on the date hereof).

3.9  No Parent Material Adverse Effect. Since December 31, 2006, there has not been any Parent Material Adverse Effect.

3.10  Parent Licenses. Except as set forth in Section 3.10 of the Parent Disclosure Letter, the Parent Facilities have all material permits, licenses, regulatory approvals, and comparable authorizations (collectively, “Parent Licenses”) from all applicable government and quasi-governmental authorities that have jurisdiction over any aspect of Parent Facilities or over the operation thereof necessary for the use, operation and maintenance of the Parent Facilities in its current use and conduct as an assisted living facility. Parent or a wholly-owned Subsidiary of Parent is the holder of all of the Parent Licenses.

3.11  Real Property. Section 3.11 of the Parent Disclosure Letter contains a list of all real property and interests in real property owned in fee by Parent or any of its Subsidiaries (the “Parent Owned Real Property”). Parent or one of its Subsidiaries has good and marketable title to each parcel of Parent Owned Real Property free and clear of all liens, except (i) liens which are reflected in the Parent Financial Statements, (ii) liens which arose in the Ordinary Course of Business, and (iii) zoning and building restrictions, easements, covenants, rights-of-way and other similar restrictions of record, none of which materially impairs the current or proposed use of such Parent Owned Real Property. There are no outstanding options or rights of first refusal to purchase such parcel of Parent Owned Real Property, or any portion thereof or interest therein.

3.12  Absence of Notices. Except as disclosed in Section 3.12 of the Parent Disclosure Letter, Parent has not received any written notice, and has no Knowledge, that any material customer or supplier of Parent intends to discontinue, substantially alter prices or terms to, or significantly diminish its relationship with the Parent, its Subsidiaries or the Parent Facilities as a result of the transaction contemplated hereby or otherwise.

3.13  Employee and Labor Relations. Except as provided under Section 3.13 of the Parent Disclosure Letter:

(a)  No Labor Actions. No labor strike, picketing action, dispute, slowdown or stoppage, or unfair labor practices are actually pending or, to the Knowledge of Parent, threatened against, or involving, Parent, any of its Subsidiaries or any of the Parent Facilities.

(b)  No Bargaining Agreements. Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by Parent.

(c)  WARN Act. Neither Parent nor Transitory Subsidiary has any present plans or intentions to carry out, following the Closing, any plant closing or mass layoff which would violate the WARN Act at any of the Company Facilities (assuming for purposes of this subsection that no notice would be given in connection with any such closing or layoff).

3.14  Employee Benefit Plans. No option was granted under any Parent Plan with an exercise price which, on the date of grant, was less than “fair market value” (within the meaning of the 409A Authorities). Each Parent Plan that is a Nonqualified Deferred Compensation Plan has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of the 409A Authorities. No Parent Plan that would otherwise be a Nonqualified Deferred Compensation Plan but for the effective date provisions that are applicable to Section 409A of the Code (as set forth in Section 885 of the AJCA) has been “materially modified “ within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, as determined on the basis of a good faith, reasonable interpretation of the AJCA and the 409A Authorities.

3.15  Inventory and Supplies. As of the date of this Agreement and at the Closing, the Parent’s Inventories are and will be in sufficient quantity and condition for the normal operation of its business at the Parent Facilities and in compliance with all requirements of Governmental Entities.

3.16  Brokers’ Fees. Except as set forth in Section 3.16 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.17  Taxes.

(a)  Parent and each of its Subsidiaries has filed (or has had filed on their behalf) on a timely basis all Tax Returns that such entity was required to file, and all such Tax Returns were complete and accurate in all material respects. Parent and each of its Subsidiaries has paid on a timely basis all material Taxes that were due and payable. All material Taxes that Parent or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental

Entity, and have been properly reported as required under applicable information reporting requirements.

(b)  Parent or the relevant Subsidiary has paid all deficiencies resulting from any examination or audit relating to Taxes. The federal and material state income Tax Returns of Parent and each of its Subsidiaries are closed by the applicable statute of limitations for all taxable years through 1999. No examination or audit of any Tax Return of Parent or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Knowledge of Parent, threatened or contemplated and neither Parent nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Parent or any such Subsidiary was required to file any Tax Return that was not filed. Neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, or executed any power of attorney with respect to any Tax matter that is currently in force.

(c)  There are no liens for Taxes upon any property or asset of Parent or any of its Subsidiaries, except for liens arising as a matter of law relating to current Taxes not yet due and liens which would not reasonably be expected to have a Parent Material Adverse Effect.

(d)  Neither Parent nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(e)  Parent has not been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code except as to persons owning, during the relevant testing period, more than five percent (5%) of any class of Parent stock traded on an established securities market. The charges, reserves and accruals on the books and records of Parent and its Subsidiaries for Taxes are adequate (determined in accordance with GAAP) and are equal to or greater than the Tax liabilities of Parent and its Subsidiaries to which such charges, reserves and accrual relate.

3.18  Disclaimer. Except as expressly set forth in this Agreement or the Parent Related Documents, Parent and Transitory Subsidiary make no representations or warranties, express or implied, at law or in equity, in respect of Parent, each of its Subsidiaries, or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV

COVENANTS

4.1  Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that

(a) its representations and warranties are true and correct in all material respects at the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2  Governmental and Third-Party Notices and Consents and Licenses.

(a)  Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing:

(i)  each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided that in no event shall Parent or any of its Affiliates be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of its Affiliates (including, without limitation, the Surviving Corporation or any of its Subsidiaries after consummation of the Merger) in connection with or as a condition to receiving the consent or approval of any Governmental Entity (including, without limitation, under the Hart-Scott-Rodino Act); and

(ii)  the Company and Parent shall use their collective Reasonable Best Efforts to obtain, if necessary, new Company Licenses, as necessary to operate the Company Facilities at the Closing Date.

(b)  Notwithstanding anything else in this section to the contrary, the Company shall, prior to the Closing, use its commercially reasonable best efforts to obtain all necessary consents from the requisite stockholders of the Company to ensure that there are no contracts, agreements, plans, or arrangements maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party, including the provisions of Article VI of this Agreement, covering any current or former employee, director or consultant of the Company or any of its Subsidiaries that, individually or collectively, will give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(c)  Except as set forth above, the Company shall use its Reasonable Best Efforts (without the obligation to expend money except reasonable out-of-pocket costs) to obtain, at its expense, all such waivers, consents or approvals from third parties (including, without limitation, each of the Landlords, as applicable), and to give all such notices to third parties, as are required to be listed in the Company Disclosure Letter or as may be required for the Company to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement or as required by any Company Contract, including, without limitation, any waivers, consents or approvals from third parties arising or delivered after the Closing.

4.3  Operation of Business of Company.

(a)  Except as contemplated by this Agreement, during the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement, the Company shall (and shall cause each of its Subsidiaries to) conduct its operations in the Ordinary Course of Business and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization and Intellectual Property, keep its physical assets in good working condition, order and repair (normal wear and tear excepted), maintain, comply with and not make any changes or modifications to any Company Contracts, Company Facility Leases, Company Non-Facility Leases or other agreements, keep, maintain and comply with all insurance policies, permits and Company Licenses, and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, except as set forth in Section 4.3 of the Company Disclosure Letter, during this period, the Company shall not (and shall cause each of its Subsidiaries not to), without the written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(i)  issue or sell any stock or other securities of the Company or any of its Subsidiaries or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of Company Warrants outstanding on the date of this Agreement), or amend any of the terms of (including the vesting of) any Company Warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

(ii)  split, combine or reclassify any shares of its capital stock or other securities; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other securities;

(iii)  create, renew, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or entity; or make any loans, advances or capital contributions to, or investments in, any other Person or entity other than indebtedness or other obligations to be paid or satisfied on or prior to the Closing;

(iv)  enter into, adopt or amend in any material respect any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.27(k) (except for additional bonus agreements of the type described in Section 2.27(k) of the Company Disclosure Letter) or (except for normal increases in the Ordinary Course of

Business) increase in any material respect the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.27 of the Company Disclosure Letter or annual or other bonuses or salary increases contemplated under the Company’s annual budgets) or hire any new officers, or, except in the Ordinary Course of Business, any new employees;

(v)  acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary of the Company or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets or property in the Ordinary Course of Business (but not any shares or other equity interests in or securities of any Subsidiary of the Company, whether or not in the Ordinary Course of Business), or merge or consolidate with any entity;

(vi)  mortgage or pledge any of its property or assets or subject any such property or assets other than in the Ordinary Course of Business (but not any shares or other equity interests in or securities of any Subsidiary of the Company, whether or not in the Ordinary Course of Business), to any Security Interest;

(vii)  other than in the Ordinary Course of Business, discharge or satisfy any Security Interest or pay any obligation or liability (including repayment of any indebtedness owing to Apollo irrespective of whether such repayment is in the Ordinary Course of Business);

(viii)  amend its charter, bylaws or other organizational documents;

(ix)  change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(x)  enter into any new contract or agreement requiring payments by the Company in excess of $25,000 or that is not cancelable by the Company upon thirty (30) days notice, except for Company Resident Care Contracts and Company Residential Leases in the Ordinary Course of Business, provided that, except as set forth in Section 4.3(a)(x) of the Company Disclosure Letter, the Company shall only enter into new Company Resident Care Contracts and Company Residential Leases with new Residents on substantially the same terms and conditions as other Company Resident Care Contracts and Company Residential Leases in effect prior to the date hereof for the same Company Facility and otherwise consistent with the specimen Company Resident Care Contracts and Company Residential Leases set forth in Section 2.9(b) of the Company Disclosure Letter, or amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement (including, without limitation, any Company Facility Lease or Company Non-Facility Lease) of a nature required to be listed in Sections 2.9, 2.10 or 2.22 of the Company Disclosure Letter;

(xi)  make or commit to make any capital expenditure in excess of $50,000 per item or $200,000 in the aggregate, unless any such capital expenditure is otherwise consistent with the Cap Ex Budget;

(xii)  institute or settle any Legal Proceeding;

(xiii)  fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained prior to the date of this Agreement; or

(xiv)  commit to take any of the foregoing actions.

(b)  Nothing contained in this Agreement shall give to Parent or Transitory Subsidiary, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

(c)  The Company and its Subsidiaries shall amend all federal, state or local Tax Returns which should be amended, in the opinion of KPMG, to correct the tax treatment of certain leases to which the Company and its Subsidiaries are parties, which amended Tax returns shall be filed at least ten (10) days before Closing. Any Tax liabilities arising from such amendments up to $1,500,000 shall be solely the responsibility of the Surviving Corporation following the Closing. Any Tax liability arising from such amendments in excess of $1,500,000 shall not be the responsibility of Parent or the Surviving Corporation but shall be the responsibility of the Company.

(d)  The Company shall cause to be terminated, as of Closing, any employment agreements between the Company or any of its Subsidiaries and the Participating Employees and, in conjunction therewith, shall obtain the Participating Employee’s consent to the terms of Section 1.3(b) of this Agreement.

4.4  Operation of Business of Parent. Except as contemplated by this Agreement, during the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement, Parent shall (and shall cause each of its Subsidiaries to) conduct its operations in the Ordinary Course of Business and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, order and repair (normal wear and tear excepted). Without limiting the generality of the foregoing, except as set forth in Section 4.4 of the Parent Disclosure Letter, during this period, Parent:

(a)  shall not (and shall cause each of its Subsidiaries not to), without the written consent of the Company, which consent shall not be unreasonably withheld or delayed:

(i)  split, combine or reclassify any shares of its capital stock or other securities, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other securities;

(ii)  create, renew, incur or assume any indebtedness (including obligations in respect of capital leases); or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or entity;

(iii)  amend its charter, bylaws or other organizational documents;

(iv)  change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(v)  commit to take any of the foregoing actions; or

(vi)  enter into any contracts or agreements of any kind, written or oral, with, or for the benefit of, any officer, director or stockholder of Parent or any Affiliate of any of them in which the amounts involved exceed $1,000,000 in the aggregate; and

(b)  shall provide the Apollo Stockholders with reasonable advanced notice, in sufficient detail, of its (or any of its Subsidiaries’) intention to take any of the following actions, shall consult with the Apollo Stockholders prior to taking such action and, if so requested by the Apollo Stockholders, shall permit a representative of the Apollo Stockholders to meet with the Board of Directors of Parent prior to the approval or taking of any of the following actions; provided, that notwithstanding the foregoing, approval by the Apollo Stockholders shall not be required to take any such action:

(i)  file or cause to be filed or participate in the filing of, any registration statement under the Securities Act of 1933, as amended, relating to the offering or sale of the Common Stock of Parent; provided, however, that the foregoing limitation shall not (A) restrict Parent from filing a registration statement (x) on Form S-8 to register securities or other interests of the Company to be offered under any Employee Benefit Plan to its employees or employees of its subsidiaries, or (y) as contemplated by this Agreement or (B) restrict Parent’s ability to comply with its contractual obligations;

(ii)  issue or sell any stock or other securities of Parent or any of its Subsidiaries or any options, warrants or rights to acquire any such stock or other securities, or amend any of the terms of (including the vesting of) any Parent Warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of Parent (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to Parent); or

(iii)  incur indebtedness in a principal amount in excess of $55,000,000 individually or in the aggregate or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or entity in connection with the acquisition of facilities.

4.5  Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

4.6  Indemnification and Insurance.

(a)  Parent shall not, for a period of six years after the Closing, take any action to unilaterally alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or Bylaws of the Company or any other contract or agreement between or among the Company and its current or former officer or directors, for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

(b)  Subject to applicable laws, from and after the Closing, Parent agrees that it will cause the Surviving Corporation to indemnify and hold harmless each Indemnified Executive against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing based directly or indirectly on, or arising directly or indirectly out of, the fact that such Indemnified Executive is an officer or director of the Company, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under Delaware law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

(c)  The Company will use Reasonable Best Efforts to maintain in full force and effect through the Closing Date all material insurance policies applicable to the Company and its Subsidiaries and their respective properties and assets in effect on the date hereof. If and as requested by Parent, the Company will use its Reasonable Best Efforts to cause the Company’s insurers to waive any provisions in such insurance policies that would allow the insurer to terminate or adversely modify coverage upon consummation of the Merger.

4.7  WARN Act. Parent shall not, and shall not cause the Surviving Corporation or any of its Subsidiaries to, at any time within the seventy (70) day period after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act, or any similar law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or its Subsidiaries, without complying with the notice requirements and all other provisions of the WARN Act and any similar law.

4.8  Parent Major Shareholders.

(a)  Each of the Parent Major Shareholders represents and warrants, severally and not jointly, that Section 4.8 of the Parent Disclosure Letter sets forth the number of shares of Parent Common Stock (the “Parent Shares”), of which each Parent Major Shareholder is the record or beneficial owner as of the date of this Agreement. Each of the Parent Major Shareholders further represents and warrants, severally and not jointly, that he or it has the power to vote all Parent Shares owned by it without restriction and that no proxies heretofore given in respect of any or all of such Parent Shares are irrevocable and that any such proxies have heretofore been revoked.

(b)  During the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement, each of the Parent Major Shareholders agrees to vote its Parent Shares or to cause its Parent Shares to be voted in favor of adoption and approval of the issuance of shares of Parent Common Stock pursuant to the Merger.

(c)  During the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement, each of the Parent Major Shareholders agrees that it will not, directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Parent Shares owned by it, or any interest therein, or any other securities convertible into or exchangeable for Parent capital stock, or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than: (i) pursuant to the Merger or the terms of this Agreement, (ii) to an Affiliate agreeing to be bound hereby or (iii) with the prior written consent of the Company.

(d)  If it is ever held by any court of competent jurisdiction that the restrictions placed on any Party to this Agreement by Section 4.8 are too onerous and are not necessary for the protection of the other Party or Parties hereto, each Party to this Agreement agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the other Party or Parties hereto.

4.9  Notification. Each of the Company and Parent shall notify the other Party in writing of the existence or happening of any fact, event or occurrence which should be included in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, in order to make the representations and warranties set forth in Article II or Article III, as applicable, true and correct in all material respects as of the Closing Date, it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by Parent or the Company, as applicable, of any of the conditions precedent to the Closing hereunder; provided, however, that in determining whether there is a breach of any representation or warranty contained in Article II or Article III, as applicable, for purposes of the indemnification to be provided by Indemnifying Party pursuant to Article VI, such representation or warranty shall be qualified by any information provided pursuant to this Section 4.9.

4.10  Proxy Statement.

(a)  As promptly as practicable after the execution of this Agreement, (i) Parent shall prepare and file with the SEC the proxy statement (the “Proxy Statement”) relating to the meeting of the Parent Shareholders (the “Parent Shareholders’ Meeting”) to be held to consider the adoption of the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning itself as Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement.

(b)  Parent shall give the Company and its counsel a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing any amendment or supplement with the SEC, and reasonable and good faith consideration shall be given to any comments made by the Company and its counsel. Parent shall (i) promptly provide the Company and its counsel with any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) provide the Company with a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

(c)  The information supplied by the Company and Parent, as applicable, for inclusion in the Proxy Statement shall not, (i) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Parent Shareholders or (ii) at the time of the Parent Shareholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company and its Subsidiaries, in the case of the Company, or to Parent and its Subsidiaries, in the case of Parent, or their respective officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or a supplement to the Proxy Statement so that any of such documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company or Parent, as applicable, shall promptly inform the other Party. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

4.11  Meeting of Parent Shareholders.

(a)  As promptly as practicable after the date hereof, Parent shall call, convene and hold a meeting of the Parent Shareholders to consider the approval of the issuance of shares of Parent Common Stock pursuant to the Merger. Parent shall (i) use its Reasonable Best Efforts to solicit from the Parent Shareholders proxies in favor of the adoption of the issuance of shares of Parent Common Stock pursuant to the Merger, and secure the vote of the Parent Shareholders required by the rules of the American Stock Exchange and the WBCA, to obtain such approvals, and (ii) otherwise comply with all legal requirements applicable to such meeting.

(b)  (i) The Board of Directors of Parent shall recommend that the Parent Shareholders vote to approve the adoption of the issuance of shares of Parent Common Stock pursuant to the Merger, and (ii) the Proxy Statement shall include a statement that the Board of Directors of Parent has recommended that the Parent Shareholders vote in favor of the adoption of the issuance of shares of Parent Common Stock pursuant to the Merger; provided, however, that the foregoing shall not prohibit the Board of Directors of Parent from fulfilling its duty of candor or disclosure to the Parent Shareholders under applicable law.

4.12  Access to Information.

(a)  Subject to the terms of the Confidentiality Agreement by and between Parent, the Transitory Subsidiary and the Company, dated May 17, 2006 (the “Confidentiality Agreement”), each of the Company and Parent shall, and shall cause its Subsidiaries to, afford to the other Party’s officers, directors, employees, accountants, counsel and other agents (“Representatives”) reasonable access during normal business hours to its employees, properties, assets and records, during the period prior to the Closing Date, to obtain all information concerning its business as such other Party may reasonably request. Each of the Company and Parent shall furnish to the other Party all such documents and copies of documents and records and information with respect to itself and its Subsidiaries and copies of any working papers relating thereto as the other Party may reasonably request. Nothing in this Section 4.12 shall require the Company or Parent, as the case may be, to provide any access, or to disclose any information, if permitting such access or disclosing such information would (i) violate applicable law, (ii) violate any of its obligations with respect to confidentiality (provided that each Party shall, upon the request of the other Party, use its Reasonable Best Efforts to obtain the required consent of any third party to such access or disclosure), or (iii) result in the loss of attorney-client privilege (provided that each Party shall use its Reasonable Best Efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). Each of the Company and Parent also will consult with the other Party regarding its business on a regular basis.

(b)  At least three weeks prior to the Closing, the Company shall provide to Parent for each employee of the Company and for each Resident, information mutually agreed to by the Parent and the Company, and all information reasonably necessary to allow Parent to deliver appropriate bills to all Residents and to make all necessary payments to employees of the Company after the Closing, in a format or formats reasonably requested by Parent.

4.13  Closing Date Apollo Debt. Not less than five (5) business days prior to Closing, the Company shall deliver to Parent a calculation, as determined by the Company, of the outstanding principal amount and all accrued and unpaid interest owing to Apollo as of the Closing Date (the “Closing Date Apollo Debt”).

4.14  Employee Participation Amount. Not less than five (5) business days prior to Closing, the Company shall deliver to Parent a statement, as determined by the Company, of the number of shares of Parent Common Stock to be delivered at Closing to certain employees of the Company, pursuant to the terms of the agreements listed in Section 4.14 of the Company Disclosure Letter (the “Employee Participation Amount”).

4.15  Section 16.

(a)  Provided that the Company delivers to Parent the Section 16 Information in a timely fashion, prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt resolutions consistent with the interpretative guidance of the SEC so that the receipt by any officer or director of the Company who may become a covered Person of Parent for purposes of Section 16 of the Exchange Act (“Section 16”) of shares of Parent Common Stock upon exchange of shares of

Company Stock pursuant to this Agreement and the Merger and to the extent such securities are listed in the Section 16 Information, shall be an exempt transaction for purposes of Section 16. “Section 16 Information” shall mean, with respect to each officer or director of the Company who may become a covered Person of Parent for purposes of Section 16, the number of shares of Company Stock held by each such officer or director and expected to be exchanged for Parent Common Stock pursuant to the Merger.

(b)  Prior to the Effective Time, the Board of Directors of the Company, or an appropriate committee of non-employee directors thereof, shall adopt resolutions consistent with the interpretative guidance of the SEC so that the disposition of shares of Company Stock pursuant to this Agreement and the Merger by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 shall be an exempt transaction for purposes of Section 16.

4.16  Tax-Free Reorganization.

(a)  This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use its Reasonable Best Efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

(b)  As of the date of this Agreement, the Company does not know of any reason why it would not be able to deliver to Riddell Williams P.S. (“Riddell Williams”) or Morgan Lewis, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 5.2(l) and 5.3(k) and the Company hereby agrees to deliver such certificates effective as of the date of such opinions.

(c)  As of the date of this Agreement, Parent and Transitory Subsidiary do not know of any reason why they would not be able to deliver to Riddell Williams or Morgan Lewis, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 5.2(l) and 5.3(k) and Parent hereby agrees to deliver such certificates effective as of the date of such opinions.

4.17  Officers and Directors of Parent. Parent shall take all action and do all things necessary, proper or advisable and within its power, to cause, immediately following the Effective Time, Granger Cobb to be appointed as the President and Co-Chief Executive Officer of Parent and Granger Cobb and Stuart Koenig to each be elected to the Board of Directors of Parent.

4.18  Company Warrants and Company Options. The Company shall take all action and do all things necessary, proper or advisable and within its power, to cause each outstanding

Company Warrant and Company Option, and any Company Stock Plan, to be terminated at or prior to the Effective Time.

4.19  Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Merger and the transactions contemplated by this Agreement.

4.20  Exclusivity. From and after the execution date of this Agreement and until the earlier of the Closing Date or the termination of this Agreement: (a) the Company, each of its Subsidiaries, and each of their respective Affiliates, employees, directors, officers, investment bankers and other representatives and agents (the “Agents”) shall immediately cease and cause to be terminated any discussions or negotiations with any Persons initiated prior to the execution of this Agreement with respect to any Acquisition Proposal and shall, within seven (7) days from the execution date of this Agreement request (or if any of them has contractual rights to do so, demand) the return of all documents, analyses, financial statements, projections and other data and information previously furnished to others in connection with any potential Acquisition Proposal; and (b) the Company, and its Agents shall not, directly or indirectly, (i) take any action to facilitate the making of, solicit, encourage, induce, or initiate any Acquisition Proposal, or (ii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement relating to an Acquisition Proposal; or release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party. For purposes of this Section, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Parent or Transitory Subsidiary) that could reasonably be expected to lead to an Acquisition Transaction, and “Acquisition Transaction” shall mean any merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any sale, lease, exchange, transfer or other disposition of the capital stock (or other equity securities), assets or business of the Company, or any of its Subsidiaries, other than as contemplated by this Agreement.

ARTICLE V

CONDITIONS TO CONSUMMATION OF MERGER

5.1  Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act having expired or otherwise been terminated.

5.2  Conditions to Obligations of Parent and the Transitory Subsidiary. Each and every obligation of Parent and the Transitory Subsidiary under this Agreement, (except for the obligations of Parent to be fulfilled prior to the Closing and obligations that survive termination of this Agreement), including the obligation of each of Parent and the Transitory Subsidiary to consummate the Merger, shall be subject to the satisfaction, on or before the Closing, of each of the conditions set forth in this Section 5.2, unless waived in writing by Parent; provided, however, that the conditions set forth in Section 5.2(c), (e), (f), (g)(iii), (i), (j) and (k) shall be deemed waived by the Parent, unless the failure to meet such conditions is likely to result in aggregated Damages to the Parent in excess of $20,000,000. No such deemed waiver shall limit Parent’s right to seek indemnification pursuant to Article VI.

(a)  The Parent Shareholder Approval shall have been obtained.

(b)  Less than 5% of the outstanding Common Shares on a fully diluted basis shall be Dissenting Shares.

(c)  The Company and its Subsidiaries shall have obtained at their own expense (and shall have provided, or Made Available, copies thereof to Parent) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, as contemplated by Section 4.2, with respect to Governmental Entities, which are required on the part of the Company or its Subsidiaries, except for (i) any waivers, permits, consents, approvals, licenses or other authorizations which may be delivered or issued subsequent to the Closing Date pursuant to applicable law, rule or regulation relating to such waiver, permit, consent, approval, license or other authorization; and (ii) any failure to provide the appropriate notice or obtain the appropriate permit, authorization, consent or approval, or where any such conflict, breach, default, acceleration, termination, modification or cancellation, or any such imposition of any Security Interest, has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(d)  The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of the Company that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the Closing as though made as of the Closing, provided that, to the extent that any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date, and the Company shall have delivered to Parent an unaudited consolidated balance sheet of the Company and unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the period ended as of last day of the month prior to the month of the Closing.

(e)  The Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(f)  Parent shall have received the resignations, effective as of the Effective Time, of each director and officer of the Company and its Subsidiaries other than those whom Parent shall have specified in writing at least five (5) business days prior to the Closing.

(g)  No Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement,(ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect.

(h)  The Company shall have delivered, or Made Available, to Parent and the Transitory Subsidiary the Company Certificate.

(i)  Parent shall have received such other certificates and instruments (including certificates of good standing of the Company and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

(j)  There shall have been no Company Material Adverse Effect; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) any failure by the Company or its Subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement; (ii) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement; (iii) to the extent that they do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole, any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (A) the industry(ies) in which the Company or its Subsidiaries operate, (B) the U.S. securities or financial markets, (C) the U.S. economy as a whole, or (D) the economy of any foreign country as a whole; or (iv) any adverse change, effect, event, occurrence, state of facts or development resulting from (1) the taking of any action required by this Agreement, (2) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation or enforcement thereof, (3) something attributable to the acts or omissions of, Parent, (4) the acts or omissions of, or on behalf of, Parent, or (5) to the extent that they do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole, acts of war, terrorism, or other conflict.

(k)  The Company and its Subsidiaries shall have obtained at their own expense (and shall have provided, or Made Available, copies thereof to Parent) (i) all consents of Landlords under the Company Facility Leases that are required by the transactions contemplated by this Agreement and all related lender consents, and (ii) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, as contemplated by Section 4.2(c), which are required on the part of the Company or its Subsidiaries.

(l)  Parent shall have received the opinion of Riddell Williams, counsel to Parent, based upon representations of Parent, Transitory Subsidiary and the Company and normal assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Transitory Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Riddell Williams of representation letters from each of Parent and the Company as contemplated in Section 4.16 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time. Notwithstanding the foregoing, if Parent’s counsel does not render such opinion, this condition shall nevertheless be deemed satisfied if Morgan Lewis, counsel to the Company, renders such opinion in a form reasonably satisfactory to Parent.

(m)  Granger Cobb shall have entered into any employment agreement substantially in the form attached hereto as Exhibit D.

5.3  Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following additional conditions; provided, however, that the conditions set forth in Section 5.3(b), (d), (e)(iii), (g), and (h) shall be deemed waived by the Company, unless the failure to meet such conditions is likely to result in aggregate Damages to the Company in excess of $20,000,000. No such deemed waiver shall limit Indemnified Securityholders’ right to seek indemnification pursuant to Article VI.

(a)  The Parent Shareholder Approval shall have been obtained;

(b)  Parent and its Subsidiaries shall have obtained at their own expense (and shall have provided, or Made Available, copies thereof to the Company) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, as contemplated by Section 4.2, with respect to Governmental Entities, which are required on the part of Parent or its Subsidiaries, except for (i) any waivers, permits, consents, approvals, licenses or other authorizations which may be delivered or issued subsequent to the Closing Date pursuant to applicable law, rule or regulation relating to such waiver, permit, consent, approval, license or other authorization; and (ii) any failure to provide the appropriate notice or obtain the appropriate permit, authorization, consent or approval, or where any such conflict, breach, default, acceleration, termination, modification or cancellation, or any such imposition of any Security Interest, has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)  The representations and warranties of Parent and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Parent and the Transitory Subsidiary that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the Closing as though made as of the Closing, provided that, to the extent that any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date, and Parent shall have delivered to the Company an unaudited consolidated balance sheet of Parent and unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the period ended as of last day of the month prior to the month of the Closing;

(d)  Each of Parent and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e)  No Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have, individually or in the aggregate, a Parent Material Adverse Effect;

(f)  Parent shall have delivered, or Made Available, to the Company the Parent Certificate;

(g)  The Company shall have received such other certificates and instruments (including certificates of good standing of Parent and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(h)  There shall have been no Parent Material Adverse Effect; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: (i) any failure by Parent or its Subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement; (ii) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement; (iii) to the extent that they do not have a materially disproportionate effect on Parent and its Subsidiaries taken as a whole, any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (A) the industry(ies) in which Parent or its Subsidiaries operate, (B) the U.S. securities or financial markets, (C) the U.S. economy as a whole, or (D) the economy of any foreign country as a whole; or (iv) any adverse change, effect, event, occurrence, state of facts or development resulting from (1) the taking of any action required by this Agreement, (2) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation or enforcement thereof, (3) something attributable to the acts or omissions of, the Company, (4) the acts or omissions of, or on behalf of, the Company, or (5) to the extent that they do not have a materially disproportionate effect on Parent and its Subsidiaries taken as a whole, acts of war, terrorism, or other conflict. Notwithstanding the foregoing, in the event the average of the daily market prices of the Parent Common Stock for any five (5) consecutive trading days is less than $12.50, a Parent Material Adverse Effect shall be deemed to have occurred. The market price for each such trading day shall be the last sales price on such day as reported on the consolidated transaction reporting system for the American Stock Exchange.

(i)  The Parties shall have entered into a registration rights agreement substantially in the form attached hereto as Exhibit C.

(j)  Granger Cobb and Parent shall have entered into an employment agreement substantially in the form attached hereto as Exhibit D.

(k)  The Company shall have received the opinion of Morgan Lewis, counsel to Company, based upon representations of Parent, Transitory Subsidiary and the Company and normal assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Transitory Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Morgan Lewis of representation letters from each of Parent and the Company as contemplated in Section 4.16 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

ARTICLE VI

INDEMNIFICATION; INVESTMENT

6.1  Indemnification by the Apollo Stockholders. Subject to the limitations set forth in Section 6.5, and provided that Parent makes a written claim for indemnification against Company pursuant to Section 6.3, to the extent applicable, and Section 9.7, within the survival period (if there is an applicable survival period pursuant to Section 6.4, below, then each Apollo Stockholder shall be obligated, jointly and severally, to indemnify Parent, Parent’s permitted assigns and Affiliates and their respective partners, directors, members, shareholders, officers, employees and agents (collectively, “Parent Indemnitees”) from and against the entirety of any Damages the Parent Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by the following:

(a)  Company breaches any of its representations, warranties, and covenants contained in this Agreement (including, without limitation, pursuant to Section 4.10(c) of this Agreement) and the Company Related Documents,

(b)  Apollo Stockholders breach the representation contained in Section 6.7 of this Agreement,

(c)  any liability for a claim described in Section 6.1(c) of the Company Disclosure Letter,

(d)  any obligation of Surviving Corporation to indemnify and hold harmless the Indemnified Executives pursuant to Section 4.6 of this Agreement in connection with any claim described in Section 6.1(c) of the Company Disclosure Letter;

(e)  any amounts in excess of the applicable per share Merger Consideration is required to be paid to holders of Dissenting Shares, including any interest required to be paid thereon; or

(f)  any amounts for which the Company is responsible under Section 4.3(c).

6.2  Indemnification by Parent. Subject to the limitations set forth in Section 6.5, and provided that the Shareholder Representative makes a written claim for indemnification against Parent pursuant to Section 6.3, to the extent applicable, and Section 9.7, within the survival period (if there is an applicable survival period pursuant to Section 6.4, below), then Parent shall indemnify the Indemnified Securityholders from and against the entirety of any Damages the Indemnified Securityholders may suffer resulting from, arising out of, relating to, in the nature of, or caused by the following:

(a)  Parent or Transitory Subsidiary breaches any of its representations, warranties, and covenants contained in this Agreement and the Parent Related Documents; or

(b)  any liability of the Company arising from events occurring after the Closing Date, (except to the extent of any indemnification by the Apollo Stockholders pursuant to Section 6.1).

6.3  Indemnification Claims.

(a)  (i)If any third party notifies any Indemnified Party with respect to any matter (a “Third Party Claim “) that may give rise to a claim for indemnification against an Indemnifying Party under Article VI, then the Indemnified Party shall promptly give written notification to the Indemnifying Party thereof. Such notification shall be given within ten (10) days after receipt by the Indemnified Party of notice of such Third Party Claim, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of the claimed damages (if available); provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.

(ii)  The Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (subject to the provisions of this Article VI); (ii) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI; (iii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iv) the Third Party Claim does not involve criminal liability and seeks only money damages and not equitable relief against the Indemnified Party; (v) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (vi) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Claim, the Indemnified Party shall control such defense.

(iv)  The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling

Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim. The reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Claim shall be considered Damages for purposes of this Agreement if (x) the Indemnified Party controls the defense of such Third Party Claim pursuant to the terms of this Section 6.3(a) or (y) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim.

(v)  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(b)  Within twenty (20) days after delivery of the notification of a Third Party Claim as provided in Section 6.3(a)(i) (a “Claim Notice”), the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(c)  During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(d) shall become effective with respect to such Dispute. The provisions of this Section 6.3(c) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in the State of Delaware, in accordance with Section 9.11.

(d)  If, as set forth in Section 6.3(c), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i)  In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)  The parties shall commence the arbitration by jointly filing a written submission with the Wilmington, Delaware office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii)  No depositions or other discovery shall be conducted in connection with the arbitration.

(iv)  Not later than thirty (30) days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 9.11), provided that the Arbitrator shall have no power or authority to (x) award damages in excess of the portion of the Claimed Amount that is subject to such Dispute, (y) award multiple, consequential, punitive or exemplary damages, or (z) grant injunctive relief, specific performance or other equitable relief.

(v)  The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(d), or (y) address or resolve any issue not submitted by the parties.

(vi)  In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(e)  Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this

Article VI and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

(f)  For purposes of this Section 6.3, (i) if the Apollo Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Stockholder Representative and (ii) if the Indemnified Securityholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Stockholder Representative. The Stockholder Representative shall have full power and authority on behalf of each Indemnified Securityholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnified Securityholders under this Article VI. The Stockholder Representative shall have no liability to any Indemnified Securityholder for any action taken or omitted on behalf of the Indemnified Securityholders pursuant to this Article VI.

6.4  Survival of Representations, Warranties and Covenants.

(a)  The representations and warranties made by the Company in this Agreement or any certificate required to be delivered at Closing to Parent or Transitory Subsidiary, and the representations and warranties of Parent and Transitory Subsidiary or any certificate required to be delivered at Closing to the Company, and the covenants and agreements of the Company and Parent which by their terms do not contemplate performance after the Closing, shall survive the Closing and remain in full force and effect for twenty (20) months following the Closing Date.

(b)  The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

6.5  Limitations.

(a)  The Apollo Stockholders shall not have any obligation to indemnify Parent from and against any Damages under Section 6.1, other than Damages resulting by reason of any fraud or intentional misrepresentation, until the Parent Indemnitees have suffered Damages by reason of all such breaches in excess of a $2,000,000 aggregated deductible (after which point the Apollo Stockholders will be obligated to indemnify the Parent Indemnitees from and against all such Damages, including the first $2,000,000) and such indemnification obligation shall not exceed $20,00,000 except in the case of fraud or intentional misrepresentation.

(b)  Parent shall not have any obligation to indemnify the Indemnified Securityholders from and against Damages under Section 6.2, other than Damages resulting by reason of any fraud or intentional misrepresentation, until the Indemnified Securityholders have suffered Damages by reason of all such breaches in excess of a $2,000,000 aggregated deductible (after which point Parent will be obligated to indemnify the Indemnified Securityholders from and against all such Damages, including the first $2,000,000) and such indemnification obligation shall not exceed $20,00,000 except in the case of fraud or intentional misrepresentation.

(c)  The rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to any and all matters arising out of, relating to, or connected with this Agreement, the Company and its Subsidiaries and their respective assets and liabilities; provided, however, that notwithstanding any other provision of this Agreement, nothing herein shall limit any claim of any Party for remedies at law or in equity for fraud or intentional misrepresentations.

(d)  No Apollo Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(e)  The amount of Damages recoverable by an Indemnified Party under this Article VI shall be reduced by any proceeds received by such Indemnified Party or an Affiliate, with respect to the Damages to which such indemnity claim relates, from an insurance carrier or any third party. Each Indemnified Party shall use its Reasonable Best Efforts to seek payment or reimbursement for any Damages from its insurance carrier or other collateral sources. In the event that an Indemnified Party shall receive funds from any insurance carrier or collateral source with respect to any Damages, any such amounts so received shall be payable to the Indemnifying Party, regardless of when received by the Indemnified Party, up to such amount previously paid by the Indemnifying Party or their Affiliates with respect to such Damages.

(f)  Notwithstanding anything to the contrary contained in this Agreement, following a determination that the Indemnifying Party is obligated to indemnify the Indemnified Party pursuant to Sections 6.1(a) or 6.2(a), and subject to the deductible amounts set forth in Sections 6.5(a) or 6.5(b), and solely for purposes of determining the amount of any Damages that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and each certificate of document delivered pursuant hereto shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” in each instance where the effect of such term(s) would be to make such representation and warranty less restrictive (as if such words and surrounding related words (e.g. “reasonably be expected to,” “could have” and similar restrictions and qualifiers were deleted from such representations and warranty).

(g)  To the extent that Parent’s payment in cash of any indemnification obligation of Parent under Section 6.2 would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code, such indemnification obligation shall be paid by Parent in the form of shares of common stock of Parent having a fair market value of any such indemnification obligation.

6.6  Treatment of Indemnification Payments. The Parties hereto agree to treat all indemnification payments made pursuant to this Article VI (including, without limitation, payments pursuant to Sections 6.1 and 6.2) as adjustments to the Merger Consideration for all income Tax purposes and to take no position contrary thereto in any Tax Return or audit or examination by, or proceeding before, any taxing authority, except as required by a change in law or a “determination” as defined in Section 1313 of the Code and the Treasury Regulations thereunder.

6.7  Investment.

(a)  Each of the Apollo Stockholders acknowledges that (a) it has been furnished with such documents, materials and information as it deems necessary or appropriate for evaluating an investment in Parent (including, without limitation, Parent’s Annual Report on Form 10-K for the year ended December 31, 2006, all reports filed by Parent under Section 13 or 15(d) of the Exchange Act since December 31, 2006, and Parent’s proxy statement dated April 28, 2006) and confirms that it has made such further investigation of Parent as was deemed appropriate to evaluate the merits and risks of an investment in Parent and (b) it has had the opportunity to ask questions of, and receive answers from, the officers of Parent and persons acting on Parent’s behalf concerning the terms and conditions of the offering of the Parent Common Stock pursuant to this Agreement. Each Apollo Stockholder is acquiring the shares of Parent Common Stock to be issued pursuant to this Agreement solely for its own account for purposes of investment, and has no intention of selling such shares in violation of the federal securities laws or any applicable state securities laws. Each of the Apollo Stockholders is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the shares of Parent Common Stock to be issued pursuant to this Agreement. Each of the Apollo Stockholders understands that the shares of Parent Common Stock to be issued pursuant to this Agreement have not been registered under the Securities Act, or applicable state securities laws, and are being issued in reliance on exemptions for private offerings contained in Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder and in reliance on exemptions from the registration requirements of certain state securities laws. Because the shares of Parent Common Stock to be issued pursuant to this Agreement have not been registered under the Securities Act or applicable state securities laws, such shares may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws. Each of the Apollo Stockholders is fully aware (i) of the restrictions on sale, transferability and assignment, as set forth in (or described in) this Agreement, the Registration Rights Agreement or the Shareholders Agreement, of the shares of Parent Common Stock to be issued pursuant to this Agreement and (ii) that such Apollo Stockholder must bear the economic risk of the investment in shares of Parent Common Stock to be issue pursuant to this Agreement for an indefinite period of time. Each of the Apollo Stockholders acknowledges that each certificate representing the shares of Parent Common Stock to be issued pursuant to this Agreement shall bear a legend with respect to the restrictions described in this Section 6.7, the Registration Rights Agreement and the Shareholders Agreement.

(b)  During the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement, each Apollo Stockholder agrees that it will not sell or otherwise transfer any of its shares of Company Stock to any Person that is not an Accredited Investor.

ARTICLE VII

TERMINATION

7.1  Termination.

(a)  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Transitory Subsidiary):

(i)  by mutual written consent of Parent and the Company;

(ii)  by either Party without cause upon payment of the Termination Fee;

(iii)  by either Party within ten (10) business days of the date of this Agreement, provided that the terminating party discovers within such period a previously undisclosed liability or liabilities in an aggregate amount in excess of $20,000,000 relating to structural, environmental or title matters at a Parent Facility listed in Section 7.1 of the Parent Disclosure Letter or a Company Facility listed in Section 7.1 of the Company Disclosure Letter, as applicable;

(iv)  by Parent or the Company if:

(A)  a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the Party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement; or

(B)  the Parent Stockholder Approval shall not have been obtained at the Parent Shareholders’ Meeting or any adjournment or postponement thereof.

(v)  by Parent if:

(A)  the Closing shall not have occurred on or before two hundred seventy (270) days after the date of execution of this Agreement by reason of the failure of any condition precedent under Section 5.1 or Section 5.2 (unless the failure results primarily from a breach by Parent or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

(B)  the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach would reasonably be expected to result in aggregated Damages to the Parent in excess of $20,000,000.

(vi)  by the Company if:

(A)  the Closing shall not have occurred on or before two hundred seventy (270) days after the date of execution of this Agreement by reason of the failure of any condition precedent under Section 5.1 or Section 5.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); or

(B)  Parent or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach would reasonably be expected to result in aggregated Damages to the Company in excess of $20,000,000.

(b)  The party desiring to terminate this Agreement pursuant to Section 7.1(a) shall give written notice of such termination to the other parties hereto.

7.2  Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company, Parent or the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.3 and Section 7.4; provided, however, that the provisions of Section 4.5, Section 7.3, Section 7.4 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

7.3  Remedies. Any party terminating this Agreement pursuant to Section 7.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 7.1. Payments made pursuant to Section 7.4 shall be in addition to any other rights, remedies and relief of the parties hereto or with respect to the subject matter of this Agreement.

7.4  Termination Fees.

(a)  If Parent terminates this Agreement pursuant to Section 7.1(a)(ii), or if Parent or the Company terminates this Agreement pursuant to Section 7.1(a)(iv)(B), Parent shall pay the Company, by wire transfer of immediately available funds to an account designated by the Company, a Termination Fee of $25,000,000 in full on the business day following the date of such termination.

(b)  If the Company terminates this Agreement pursuant to Section 7.1(a)(ii), the Company shall pay Parent, by wire transfer of immediately available funds to an account designated by Parent, a Termination Fee of $25,000,000 in full on the business day following the date of such termination.

ARTICLE VIII

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“409A Authorities” shall have the meaning ascribed to it in Section 2.27(n) hereof.

“AAA” shall mean the American Arbitration Association.

“Accredited Investor” shall mean a Company Stockholder that has returned to the Exchange Agent a Certificate of Accredited Investor, in a form approved by Parent, certifying to the Parent that such Company Stockholder qualifies, immediately prior to the Effective Time, as an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated, unitary, or similar group defined under state, local or foreign income Tax law).

“Aggregate Preference Amount” means the sum of (A) the product of (i) the Series A liquidation preference, as set forth in the Company’s Certificate of Incorporation, multiplied by (ii) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, plus (B) the product of (i) the Series B-1 liquidation preference, as set forth in the Company’s Certificate of Incorporation, multiplied by (ii) the aggregate number of shares of Series B-1 Preferred Stock outstanding immediately prior to the Effective Time, plus (C) the Series B-2 liquidation preference, as set forth in the Company’s Certificate of Incorporation, multiplied by (ii) the aggregate number of shares of Series B-2 Preferred Stock outstanding immediately prior to the Effective Time, plus (D) the product of (i) the Series C-1 liquidation preference, as set forth in the Company’s Certificate of Incorporation, multiplied by (ii) the aggregate number of shares of Series C-1 Preferred Stock outstanding immediately prior to the Effective Time, plus (E) the product of (i) the Series C-2 liquidation preference, as set forth in the Company’s Certificate of Incorporation, multiplied by (ii) the aggregate number of shares of Series C-2 Preferred Stock outstanding immediately prior to the Effective Time, plus (F) the product of (i) the Series D liquidation preference, as set forth in the Company’s Certificate of Incorporation, multiplied by (ii)  the aggregate number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time, plus (G) the product of (i) the Series E liquidation preference, as set forth in the Company’s Certificate of Incorporation and the Series E Preferred Stock Designation, multiplied by (ii) the aggregate number of shares of Series E Preferred Stock outstanding immediately prior to the Effective Time, plus (H) the product of (i) the Series F liquidation preference, as set forth in the Company’s Certificate of Incorporation and the Series F Preferred Stock designation, multiplied by (ii) the aggregate number of shares of Series F Preferred Stock outstanding immediately prior to the Effective Time, plus (I) the product of (i) the Series G liquidation preference, as set forth in the

Company’s Certificate of Incorporation and the Series G Preferred Stock designation, multiplied by (ii) the aggregate number of shares of Series G Preferred Stock outstanding immediately prior to the Effective Time. For purposes of this definition, any shares of Company Stock canceled pursuant to Section 1.6(c) shall be disregarded and all Company Warrants shall be deemed exercised.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning ascribed to it in the first paragraph of this Agreement.

“AJCA” shall have the meaning ascribed to it in Section 2.27(n) hereof.

“Apollo” means each of Apollo Real Estate Investment Fund III, L.P. and Apollo Real Estate Investment Fund IV, L.P. and/or its Affiliates.

“Apollo Debt Repayment” means such number of shares of Parent Common Stock equal to the quotient of (i) the Closing Date Apollo Debt divided by (ii) the average of the daily market prices of the Parent Common Stock for the ten (10) consecutive trading days ending three (3) trading days prior to the Closing; provided, however, that in no event shall the Apollo Debt Repayment be in excess of Total Parent Common Stock. The market price for each such trading day shall be the last sales price on such day as reported on the consolidated transaction reporting system for the American Stock Exchange.

“Arbitrator” shall have the meaning ascribed to it in Section 6.3(d) hereof.

“Cap Ex Budget” shall have the meaning ascribed to it in Section 2.15 hereof.

“Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251 of the DGCL.

“Certificates” shall have the meaning ascribed to it in Section 1.6(a) hereof.

“Claim Notice” shall have the meaning ascribed to it in Section 6.3(b) hereof.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall have the meaning ascribed to it in Section 1.2 hereof.

“Closing Date Apollo Debt” shall have the meaning ascribed to it in Section 4.13 hereof.

“COBRA” shall have the meaning ascribed to it in Section 2.27(g) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor law.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Products” means Hazardous Substances typically used in, and in quantities necessary for the day-to-day operation of, the Company Facilities, and which are commonly used in other similar facilities, including but not limited to cleaning fluids, insecticides and medicines.

“Common Shares” shall mean the issued and outstanding shares of common stock, par value $.000001 per share, of the Company.

“Company” shall have the meaning ascribed to it in the first paragraph of this Agreement.

“Company Assets” shall have the meaning ascribed to it in Section 2.8(b) hereof.

“Company Certificate” shall mean a certificate to the effect that each of the conditions specified in Section 5.2(a) through (g) (insofar as clause (g) relates to Legal Proceedings involving the Company or a Subsidiary of the Company) is satisfied in all respects or is deemed waived as provided in Section 5.2.

“Company Contracts” shall have the meaning ascribed to it in Section 2.9(a) hereof.

“Company Debt Documents” shall have the meaning ascribed to it in Section 2.9(c)(i) hereof.

“Company Disclosure Letter” shall mean the Company Disclosure Letter issued by the Company with the execution of this Agreement. Any disclosure set forth on any particular section of the Company Disclosure Letter shall be treated as disclosed with respect to all other sections of the Company Disclosure Letter regardless of whether or not a specific reference is made thereto, provided it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other section. The inclusion of any item or fact in the Company Disclosure Letter shall not be deemed an admission that such item or fact is material for the purposes of this Agreement.

“Company ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

“Company Facilities” shall mean the seventy two (72) assisted living facilities owned, leased or operated by the Company or a Subsidiary of the Company.

“Company Facility Leases” shall have the meaning ascribed to it in Section 2.10(a) hereof.

“Company Financial Statements” shall mean:

(a)  the audited consolidated balance sheets and statements of income, changes in shareholders’ equity and cash flows of the Company as of the end of and for the fiscal years ended December 31, 2004 and 2005, and

(b)  a draft of the audited consolidated balance sheets and statements of income, changes in shareholders’ equity and cash flows of the Company as of the end of and for the fiscal year ended December 31, 2006, delivered by the Company to Parent on March 26, 2007, which draft shall not materially differ from the actual audited consolidated balance sheets and statements of income, changes in shareholders’ equity and cash flows of the Company as of the end of and for the fiscal year ended December 31, 2006, which actual financial statements shall be delivered by the Company to Parent promptly following their completion.

“Company Licenses” shall have the meaning ascribed to it in Section 2.4 hereof.

“Company Licensing Surveys” shall have the meaning ascribed to it in Section 2.14 hereof.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, or any of the Company Facilities, (b) on the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement in accordance with the terms of this Agreement, or (c) the ability of Parent to operate the business of the Company and each of its Subsidiaries, taken as a whole, immediately after the Closing. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of the Company Most Recent Balance Sheet Date.

“Company Most Recent Balance Sheet Date” shall mean December 31, 2006.

“Company Non-Facility Leases” shall mean, collectively, the Company Personal Property Leases and all leases of space in the Company Facilities by the Company or any of its Subsidiaries to third party service providers, collectively.

“Company Options” shall have the meaning ascribed to it in Section 2.3(c) hereof.

“Company Optionholder” shall mean the registered holder of an issued an outstanding option to purchase shares of the Company’s common stock

“Company Personal Property Leases” shall mean leases of all automobiles, machinery, equipment and other tangible property leased to the Company or any of its Subsidiaries.

“Company Plan” shall mean any Company Stock Plan and any Employee Benefit Plan maintained, or contributed to, by the Company, any of its Subsidiaries or any Company ERISA Affiliate or to which any of the foregoing is required to contribute or with respect to which any of the foregoing has any liability.

“Company Related Documents” shall have the meaning ascribed to it in Section 2.2(b) hereof.

“Company Resident Care Contracts” shall have the meaning ascribed to it in Section 2.9(b) hereof.

“Company Residential Leases” shall have the meaning ascribed to it in Section 2.9(b) hereof.

“Company Stock” shall mean the Common Shares and the Preferred Shares.

“Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Effective Time.

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.

“Company Warrant” shall mean each warrant or other contractual right to purchase or acquire shares of the Company’s common stock.

“Company Warrantholder” shall mean the registered holder of an issued an outstanding warrant to purchase shares of the Company’s common stock.

“Confidentiality Agreement” shall have the meaning ascribed to it in Section 4.12(a) hereof.

“Controlling Party” shall mean the party controlling the defense of any Third Party Claim.

“Damages” shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“DGCL” shall mean the Delaware General Corporate Law, as amended.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Dissenting Shares” shall mean Company Stock held as of the Effective Time by a Company Stockholder who has not voted such Company Stock in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.

“Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, program, policy, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, consulting compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Employee Participation Amount” shall have the meaning ascribed to it in Section 4.14 hereof.

“Employment Laws” shall have the meaning ascribed to it in Section 2.26(b) hereof.

“Environmental Laws” shall mean the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, the Occupational Safety and Health Act, and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, health and/or safety laws, ordinances, rules, regulations, judgments, orders and requirements of any Governmental Entity relating or pertaining to (a) any aspect of the environment, (b) preservation or reclamation of natural resources, (c) the management, release and threatened release of Hazardous Substances, (d) response actions and corrective actions regarding Hazardous Substances, (e) the ownership, operation and maintenance of personal and real property which manages or releases Hazardous Substances or at which Hazardous Substances are managed, (f) common law torts, including so called “toxic torts”, and (g) environmental or ecological conditions on, under or about the Company Assets or Parent Assets, as applicable, and all amendments and regulations promulgated thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning ascribed to it in Section 1.7(a) hereof.

“Exchange Fund” shall have the meaning ascribed to it in Section 1.7(a) hereof.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Government Programs” shall have the meaning ascribed to it in Section 2.19 hereof.

“Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substance” shall mean, in a regulated quantity, any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a “hazardous substance”, “hazardous material”, “toxic substance”, “hazardous waste”, “pollutant”, “contaminant” or words of similar import under any Environmental Law, including without limitation all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, raw materials used or stored in the Company Facilities, and building components including, but not limited to, friable asbestos-containing materials which contain Hazardous Substances and mold of a type or in amounts that may present a health hazard.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.

“Indemnified Securityholder” shall mean the Securityholders receiving the Merger Consideration pursuant to Section 1.6.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Indemnified Executive” means each present and former director and officer of the Company.

“Intellectual Property” shall mean, collectively, all: (a) United States or foreign patents, patent applications, patent or invention disclosures, and all renewals, reissues, divisions, continuations, extensions or continuations-in-part thereof; (b) trademarks, service marks, trade dress, trade names, fictitious names, corporate names, domain names, together with all goodwill associated with each of the foregoing, and registrations and applications for registration thereof; (c) copyrights (registered or unregistered), copyrightable works (including, without limitation, computer software, data, databases, and documentation), registrations and applications for registration thereof, including all renewals, derivative works, enhancements, modifications, updates, new releases or other revisions thereof; and (d) trade secrets, inventions, technology, technical data, know how, methods and processes, proprietary information and data, and all other intellectual property protected by applicable law.

“Inventories” shall mean all of the Company’s or Parent’s, as applicable, right, title and interest in and to all supplies, inventory, consumables, perishable and nonperishable food products, and other similar tangible property used in the operation of the Company Facilities.

“Knowledge” when applied to the Company means the current actual knowledge of Granger Cobb, and Stuart Koenig; when applied to the Parent means the current actual knowledge of Daniel Baty and Ray Brandstrom.

“Landlord” shall mean, with respect to each Company Facility Lease or Parent Facility Lease, the landlord or lessor under such Company Facility Lease of Parent Facility Lease.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Liability” means any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Made Available” shall mean provided to, or open for reasonable inspection at the Company Facilities by, Parent, its agents, representatives or Affiliates, either electronically or in written format.

“Medicaid” shall have the meaning ascribed to it in Section 2.19 hereof.

“Medicare” shall have the meaning ascribed to it in Section 2.19 hereof.

“Merger” shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

“Merger Consideration” shall have the meaning ascribed to it in Section 1.4 hereof.

“Morgan Lewis” shall mean Morgan, Lewis & Bockius LLP.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Claim.

“Nonqualified Deferred Compensation Plan” shall have the meaning ascribed to it in Section 2.27(n) hereof.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parent” shall have the meaning ascribed to it in the first paragraph of this Agreement.

“Parent Certificate” shall mean a certificate to the effect that each of the conditions specified in Section 5.3(b) through (e) (insofar as clause (e) relates to Legal Proceedings involving Parent or the Transitory Subsidiary) of Section 5.3 is satisfied in all respects or deemed waived as provided in Section 5.3.

“Parent Common Stock” shall have the meaning ascribed to it in Section 1.4 hereof.

“Parent Disclosure Letter” shall mean the Parent Disclosure Letter issued by Parent with the execution of this Agreement. Any disclosure set forth on any particular section of the Parent Disclosure Letter shall be treated as disclosed with respect to all other sections of the Parent Disclosure Letter regardless of whether or not a specific reference is made thereto, provided it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other section. The inclusion of any item or fact in the Parent Disclosure Letter shall not be deemed an admission that such item or fact is material for the purposes of this Agreement.

“Parent ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Parent or a Subsidiary of Parent.

“Parent Facilities” shall mean the assisted living facilities owned, leased or operated by Parent or a Subsidiary of Parent.

“Parent Financial Statements” shall have the meaning ascribed to it in Section 3.8(b) hereof.

“Parent Indemnitees” shall have the meaning ascribed to it in Section 6.1 hereof

“Parent Licenses” shall have the meaning ascribed to it in Section 3.10 hereof.

“Parent Major Shareholders” shall have the meaning ascribed to it in the first paragraph of this Agreement.

“Parent Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Parent Material Adverse Effect.

“Parent Owned Real Property” shall have the meaning ascribed to it in Section 3.11 hereof.

“Parent Plan” shall mean any stock option plan or other stock or equity related plan of Parent and any Employee Benefit Plan maintained, or contributed to, by Parent, any of its Subsidiaries or any Parent ERISA Affiliate to which any of the foregoing is required to contribute or with respect to which any of the foregoing has liability.

“Parent Related Documents” shall have the meaning ascribed to it in Section 3.2(b) hereof.

“Parent SEC Reports” shall have the meaning ascribed to it in Section 3.8(a) hereof.

“Parent Shareholder Approval” shall have the meaning ascribed to it in Section 3.2(a) hereof.

“Parent Shareholders” shall have the meaning ascribed to it in Section 3.2(a) hereof.

“Parent Shareholders’ Meeting” shall have the meaning ascribed to it in Section 4.10(a).

“Parent Shares” shall have the meaning ascribed to it in Section 4.8(a) hereof.

“Parties” shall mean Parent, the Transitory Subsidiary and the Company.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Preferred Shares” shall mean the Series A Preferred Stock, the Series B-1 Preferred Stock, the Series B-1 Preferred Stock, the Series C-1 Preferred Stock, the Series C-2 Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock, collectively.

“Proxy Statement” shall have the meaning ascribed to it in Section 4.10(a) hereof.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Rent Roll” shall mean the current monthly fee charged to each Resident by the Company.

“Representatives” shall have the meaning ascribed to it in Section 4.12(a).

“Residents” shall mean such persons currently residing in the Company Facilities.

“Response” shall mean a written response containing the information provided for in Section 6.3(b).

“Riddell Williams” shall have the meaning ascribed to it in Section 4.16(b).

“SEC” shall mean the Securities and Exchange Commission.

“Section 16” shall have the meaning ascribed to it in Section 4.15(a).

“Section 16 Information” shall have the meaning ascribed to it in Section 4.15(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securityholders” shall mean the Company Stockholders and Company Warrantholders of record of the Company immediately prior to the Effective Time.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic’s, materialmen’s, and similar liens arising in the Ordinary Course of Business and securing obligations that are not yet due and payable, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (c) liens for Taxes and assessments not yet due and payable, (d) liens for Taxes, assessments and other charges, if any, the validity of which is being contested in good faith and (e) minor imperfections of title, none of which is material in amount or materially affects the present use of such assets or properties.

“Series A Merger Consideration Per Share” shall, subject to the provisions of Sections 1.6(d) and 1.6(e), mean the number of shares of Parent Common Stock equal to the product of (a) the Merger Consideration multiplied by (b) a fraction, the numerator of which shall equal the Series A liquidation preference per share, as set forth in Section 2.3(g) of the Company Disclosure Letter, and the denominator of which shall equal the Aggregate Preference Amount.

“Series A Preferred Stock” shall mean the Company’s Series A Convertible Preferred Stock, par value $.001 per share.

“Series B-1 Merger Consideration Per Share” shall, subject to the provisions of Sections 1.6(d) and 1.6(e), mean the number of shares of Parent Common Stock equal to the product of (a) the Merger Consideration multiplied by (b) a fraction, the numerator of which shall equal the Series B-1 liquidation preference per share, as set forth in Section 2.3(g) of the Company Disclosure Letter, and the denominator of which shall equal the Aggregate Preference Amount.

“Series B-1 Preferred Stock” shall mean the Company’s Series B-1 Convertible Preferred Stock, par value $.001 per share.

“Series B-2 Merger Consideration Per Share” shall, subject to the provisions of Sections 1.6(d) and 1.6(e), mean the number of shares of Parent Common Stock equal to the product of (a) the Merger Consideration multiplied by (b) a fraction, the numerator of which shall equal the Series B-2 liquidation preference per share, as set forth in Section 2.3(g) of the Company Disclosure Letter, and the denominator of which shall equal the Aggregate Preference Amount.

“Series B-2 Preferred Stock” shall mean the Company’s Series B-2 Convertible Preferred Stock, par value $.001 per share.

“Series C-1 Merger Consideration Per Share” shall, subject to the provisions of Sections 1.6(d) and 1.6(e), mean the number of shares of Parent Common Stock equal to the product of (a) the Merger Consideration multiplied by (b) a fraction, the numerator of which shall equal the Series C-1 liquidation preference per share, as set forth in Section 2.3(g) of the Company Disclosure Letter, and the denominator of which shall equal the Aggregate Preference Amount.

“Series C-1 Preferred Stock” shall mean the Company’s Series C-1 Convertible Preferred Stock, par value $.001 per share.

“Series C-2 Merger Consideration Per Share” shall, subject to the provisions of Sections 1.6(d) and 1.6(e), mean the number of shares of Parent Common Stock equal to the product of (a) the Merger Consideration multiplied by (b) a fraction, the numerator of which shall equal the Series C-2 liquidation preference per share, as set forth in Section 2.3(g) of the

Company Disclosure Letter, and the denominator of which shall equal the Aggregate Preference Amount.

“Series C-2 Preferred Stock” shall mean the Company’s Series C-2 Convertible Preferred Stock, par value $.001 per share.

“Series D Merger Consideration Per Share” shall, subject to the provisions of Sections 1.6(d) and 1.6(e), mean the number of shares of Parent Common Stock equal to the product of (a) the Merger Consideration multiplied by (b) a fraction, the numerator of which shall equal the Series D liquidation preference per share, as set forth in Section 2.3(g) of the Company Disclosure Letter, and the denominator of which shall equal the Aggregate Preference Amount.

“Series D Preferred Stock” shall mean the Company’s Series D Convertible Preferred Stock, par value $.001 per share.

“Series E Merger Consideration Per Share” shall, subject to the provisions of Sections 1.6(d) and 1.6(e), mean the number of shares of Parent Common Stock equal to the product of (a) the Merger Consideration multiplied by (b) a fraction, the numerator of which shall equal the Series E liquidation preference per share, as set forth in Section 2.3(g) of the Company Disclosure Letter, and the denominator of which shall equal the Aggregate Preference Amount.

“Series E Preferred Stock” shall mean the Company’s Series E Convertible Preferred Stock, par value $.001 per share.

“Series F Merger Consideration Per Share” shall, subject to the provisions of Sections 1.6(d) and 1.6(e), mean the number of shares of Parent Common Stock equal to the product of (a) the Merger Consideration multiplied by (b) a fraction, the numerator of which shall equal the Series F liquidation preference per share, as set forth in Section 2.3(g) of the Company Disclosure Letter, and the denominator of which shall equal the Aggregate Preference Amount.

“Series F Preferred Stock” shall mean the Company’s Series F Convertible Preferred Stock, par value $.001 per share.

“Series G Merger Consideration Per Share” shall, subject to the provisions of Sections 1.6(d) and 1.6(e), mean the number of shares of Parent Common Stock equal to the product of (a) the Merger Consideration multiplied by (b) a fraction, the numerator of which shall equal the Series G liquidation preference per share, as set forth in Section 2.3(g) of the Company Disclosure Letter, and the denominator of which shall equal the Aggregate Preference Amount.

“Series G Preferred Stock” shall mean the Company’s Series G Convertible Preferred Stock, par value $.001 per share.

“SOX” shall mean the Sarbanes Oxley Act of 2002.

“Stockholder Representative” shall mean AP Summerville II, LLC.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” shall mean the Company, as the surviving corporation in the Merger.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, capital gains, estimated, gross receipts, ad valorem, premium, value-added, excise, alternative minimum, real property, personal property, sales, use, transfer, escheat, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, capital stock severance, stamp, occupation, windfall profits, customs, duties, franchise, withholding and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Returns” shall mean all forms, reports, returns (including information returns), declarations, statements or other information (including any related or supporting schedules or attachments to any of the foregoing, and any amendments to any of the foregoing) supplied or required to be supplied to any Governmental Entity in connection with Taxes.

“Third Party Claim” shall have the meaning ascribed to it in Section 6.3(a)(i) hereof.

“Total Parent Common Stock” shall have the meaning ascribed to it in Section 1.4 hereof.

“Transitory Subsidiary” shall have the meaning ascribed to it in the first paragraph of this Agreement.

“Treasury Regulations” and “Treasury Regulation” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“WARN Act” shall mean the Worker Adjustment Retraining and Notification Act of 1988, as amended.

“WBCA” shall mean the Washington Business Corporation Act, as amended.

ARTICLE IX

MISCELLANEOUS

9.1  Press Releases and Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior consent of the other Parties (such consent not to be unreasonably withheld or delayed); provided that a Party may, without such consent (but after prior consultation to the extent practicable in the circumstances), issue such press releases and make such public statements that it believes are required by applicable law or the rules of the American Stock Exchange. Notwithstanding the foregoing, a Party may make public statements in response to questions from the press, analysts, investors and make internal announcements to employees, so long as such statements and announcements are consistent with previous press releases or public statements made jointly by the Company and Parent and do not violate the terms of the Confidentiality Agreement. The Company acknowledges and agrees that Parent may file a Current Report on Form 8-K with the SEC announcing the transactions contemplated hereby, and that Parent may file the Agreement with such Current Report on Form 8-K or with a Quarterly Report on Form 10-Q.

9.2  No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person or entity other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning payment of the Merger Consideration are intended for the benefit of the Company Stockholders, (b) the provisions of Article VI concerning indemnification are intended for the benefit of the persons or entities entitled to indemnification thereunder, and (c) the provisions of Section 4.6 concerning indemnification are intended for the benefit of the individuals specified therein.

9.3  Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that the either Parent or the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of Parent. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.4 is void.

9.5  Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

9.6  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7  Notices. All notices, requests, demands, claims, waivers and other communications required or permitted under this Agreement will be in writing and will be deemed to have been delivered (a) the next business day when sent overnight by a recognized courier service, (b) upon delivery when personally delivered to the recipient, or (c) when receipt is electronically confirmed, if sent by facsimile; provided, however, that if electronic receipt is confirmed after normal business hours of the recipient, notice shall be deemed to have been given on the next business day. All such notices and communications will be mailed, sent or delivered as set forth below or to such other person(s), facsimile number(s) or address(es) as the applicable recipient may have designated by written notice to the other signatories to this Agreement:

If to the Company:

Summerville Senior Living, Inc.

3000 Executive Parkway, Suite 530

San Ramon, CA 94583

Attn: Granger Cobb

Phone: (925) 866-1999

Fax: (925) 866-8468

and to:

Apollo Real Estate Advisors

60 Columbus Circle, 20th Floor

New York, NY 10023

Attn: Stuart Koenig

Phone: (212) 515-3200

Fax: (212) 515-3280

Copy to (which shall not constitute notice): Morgan, Lewis & Bockius LLP 300 South Grand Avenue, Suite 2200 Los Angeles, CA 90071 Attn: Steven M. Ruskin, Esq. Phone: (213) 612-2500 Fax: (213) 612-2501
If to Parent or the Transitory Subsidiary: Emeritus Corporation 3131 Elliott Avenue, Suite 500 Seattle, WA 98121 Attn: Eric Mendelsohn Tel: 206-301-4493 Fax: 206-357-7388	Copy to (which shall not constitute notice): Riddell Williams P.S. 1001 Fourth Avenue Plaza, Suite 4500 Seattle, WA 98154 Attn: David D. Buck, Esq. Tel: (206) 389-1581 Fax: (206) 389-1708

If to the Stockholder Representative:

AP Summerville II, LLC

c/o Apollo Real Estate Advisors

60 Columbus Circle, 20th Floor

New York, NY 10023

Attn: Stuart Koenig

Phone: (212) 515-3200

Fax: (212) 515-3280

Copy to (which shall not constitute notice): Morgan, Lewis & Bockius LLP 300 South Grand Avenue, Suite 2200 Los Angeles, CA 90071 Attn: Steven M. Ruskin, Esq. Phone: (213) 612-2500 Fax: (213) 612-2501
and to: Apollo Real Estate Advisors 60 Columbus Circle, 20th Floor New York, NY 10023 Attn: Stuart Koenig Phone: (212) 515-3200 Fax: (212) 515-3280
If to Apollo Stockholders:

AP Summerville, LLC

AP Summerville II, LLC

c/o Apollo Real Estate Advisors

60 Columbus Circle, 20th Floor

New York, NY 10023

Attn: Stuart Koenig

Phone: (212) 515-3200

Fax: (212) 515-3280

Copy to (which shall not constitute notice): Morgan, Lewis & Bockius LLP 300 South Grand Avenue, Suite 2200 Los Angeles, CA 90071 Attn: Steven M. Ruskin, Esq. Phone: (213) 612-2500 Fax: (213) 612-2501
9.8  Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.9  Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11  Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.7, provided that nothing in this Section 9.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

9.12  Construction.

(a)  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)  Any reference herein to “including” shall be interpreted as “including without limitation.”

(d)  Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(e)  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

EMERITUS CORPORATION

By: /s/ Daniel R. Baty

Title: Chairman and Chief Executive Officer

BOSTON PROJECT ACQUISITION CORP.

By: /s/ Daniel R. Baty

Title:

SUMMERVILLE SENIOR LIVING, INC.

By: /s/ Granger Cobb

Name: Granger Cobb

Title: President

In its capacity as Shareholder Representative:

AP SUMMERVILLE II, LLC

By: Kronus Property IV, Inc.

its Manager

By: /s/ Stuart Koenig

Name: Stuart Koenig

Title: Vice President, Chief Financial Officer

The following shareholders of Parent hereby execute this Agreement for the sole purpose of agreeing to and becoming bound by the provisions of Section 4.8.

PARENT MAJOR SHAREHOLDERS (solely for the purposes of Section 4.8):

/s/ Daniel R. Baty

DANIEL R. BATY, an individual

SARATOGA PARTNERS IV, L.P.

By: Saratoga Associates IV LLC, General Partner

By: Saratoga Management Company LLC, as Manager

By: /s/ Charles P. Durkin, Jr.

Name: Charles P. Durkin, Jr.

Title: Member

The following stockholders of the Company hereby execute this Agreement for the sole purpose of agreeing to and becoming bound by the provisions of Article VI.

APOLLO STOCKHOLDERS (solely for the purposes of Article VI):

AP SUMMERVILLE, LLC

By: Kronus Property III, Inc.

its Manager

By: /s/ Stuart Koenig

Name: Stuart Koenig

Title: Vice President, Chief Financial Officer

AP SUMMERVILLE II, LLC

By: Kronus Property IV, Inc.

its Manager

By: /s/ Stuart Koenig

Name: Stuart Koenig

Title: Vice President, Chief Financial Officer

In consideration of Emeritus Corporation and Boston Project Acquisition Corp. entering into this Agreement with Summerville Senior Living, Inc. and AP Summerville, LLC, and in recognition that Apollo Real Estate Investment Fund III, L.P. will obtain direct and indirect benefit from the performance of this Agreement, Apollo Real Estate Investment Fund III, L.P. irrevocably and unconditionally guarantees the payment obligations of AP Summerville, LLC contained in Article VI of this Agreement.

APOLLO REAL ESTATE INVESTMENT FUND III, L.P.

By: Apollo Real Estate Advisors III, L.P.,

its General Partner

By: Apollo Real Estate Capital Advisors III, Inc.,

its General Partner

By: /s/ Stuart Koenig

Name: Stuart Koenig

Title: Vice President, Chief Financial Officer

In consideration of Emeritus Corporation and Boston Project Acquisition Corp. entering into this Agreement with Summerville Senior Living, Inc. and AP Summerville II, LLC, and in recognition that Apollo Real Estate Investment Fund IV, L.P. will obtain direct and indirect benefit from the performance of this Agreement, Apollo Real Estate Investment Fund IV, L.P. irrevocably and unconditionally guarantees the payment obligations of AP Summerville II, LLC contained in Article VI of this Agreement.

APOLLO REAL ESTATE INVESTMENT FUND IV, L.P.

By: Apollo Real Estate Advisors IV, L.P.,
its General Partner

By: Apollo Real Estate Capital Advisors IV, Inc.,
its General Partner

By: /s/ Stuart Koenig
Name: Stuart Koenig
Title: Vice President, Chief Financial Officer

Exhibit A

Shareholders’ Agreement

"Filed as Exhibit 10.1 to this Current Report on Form 10-K"

Exhibit B

Cap Ex Budget

"The registrant agrees to furnish the Securities and Exchange Commission a copy of the omitted exhibit upon request."

Exhibit C

Registration Rights Agreement

"Filed as Exhibit 10.2 to this Current Report on Form 10-K"

Exhibit D

Employment Agreement

"The registrant agrees to furnish the Securities and Exchange Commission a copy of the omitted exhibit upon request."